Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor.

OFFER TO PURCHASE FOR CASH
up to US$50 million of its Common Shares without par value at a Purchase Price of
Not Less Than US$2.20 and Not More Than US$2.50 per Common Share

QLT Inc. (“QLT” or the “Company”) invites its shareholders (the “Shareholders”) to deposit, for purchase and cancellation by the Company, common shares without par value of QLT (the “Shares”) pursuant to (i) auction tenders at prices specified by the depositing Shareholders of not less than US$2.20 per Share or more than US$2.50 per Share (“Auction Tenders”), or (ii) purchase price tenders in which depositing Shareholders do not specify a price per Share, but rather agree to have such Shareholders’ Shares purchased at the Purchase Price (as defined below) that is determined as provided herein (“Purchase Price Tenders”). The invitation and all deposits of Shares are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).

This Offer expires at 5:00 p.m. (Eastern time) on January 15, 2009 or at such later time and date to which the Offer may be extended by QLT (such time on such date, the “Expiration Date”). This Offer is not conditional upon any minimum number of Shares being deposited. The Offer is, however, subject to other conditions and QLT reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares deposited under the Offer if such conditions are not satisfied. See Section 7 of the Offer to Purchase — “Conditions of the Offer”.

The Company will determine a single price per Share (the “Purchase Price”), which will not be less than US$2.20 per Share or more than US$2.50 per Share (the “Price Range”), that is the lowest price that enables it to purchase US$50 million of Shares (or such lesser amount if the Offer is undersubscribed) properly deposited pursuant to the Offer by Auction Tender or by Purchase Price Tender. If the Purchase Price is determined to be US$2.50, the maximum number of Shares purchased will be 20,000,000. If the Purchase Price is determined to be US$2.20, the maximum number of Shares purchased will be 22,727,272. For the purpose of determining the Purchase Price, Shares deposited pursuant to a Purchase Price Tender will be considered to have been deposited at US$2.20 per Share, the minimum price in the Offer. Shares deposited by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price specified by the Shareholder in connection with such Auction Tender is greater than the Purchase Price. A Shareholder who wishes to deposit Shares, but who does not wish to specify a price at which such Shares may be purchased by the Company, should make a Purchase Price Tender. Shareholders who deposit Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein. QLT will first accept for purchase Shares properly deposited by any Shareholder who beneficially holds, as of the Expiration Date, fewer than 100 Shares (an “Odd Lot”) and who deposits all such Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender prior to the Expiration Date and who checks, in either case, Box E — “Odd Lots” in the accompanying Letter of Transmittal or Agent’s Message (as defined herein) in lieu thereof and, if applicable, the Notice of Guaranteed Delivery.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction.
(continued on the following page)
The Dealer Managers for the Offer are:

In the United States:	In Canada:
Goldman, Sachs & Co.	BMO Capital Markets

December 5, 2008

(continued from cover)

If more Shares are properly deposited pursuant to the Offer by the Expiration Date (and not withdrawn) for purchase at or below the Purchase Price than can be purchased for US$50 million, then the deposited Shares will be purchased first, from all Shareholders who make Odd Lot deposits, second, after purchase of all the Shares from Shareholders who make an Odd Lot deposit, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares”, all other deposited Shares pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders, on a pro rata basis (with adjustments to avoid the purchase of fractional shares), and third, only if necessary to permit the purchase of US$50 million of Shares, from Shareholders who have tendered Shares subject to the condition that a specified minimum number of the Shareholders’ Shares be purchased if any of their Shares are purchased in the Offer as described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares” (for which the condition was not initially satisfied) by random lot, to the extent feasible. See Section 3 of the Offer to Purchase — “Number of Shares and Pro-ration”. To be eligible for purchase by random lot, Shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

QLT will return all deposited Shares not purchased under the Offer, including Shares deposited pursuant to an Auction Tender at prices greater than the Purchase Price and including Shares not purchased because of pro-ration or because the tendering Shareholder’s minimum conditional tender conditions were not met promptly after the Expiration Date.

As of November 28, 2008, there were 74,620,328 Shares issued and outstanding and, accordingly, the Offer is for approximately 30% of the outstanding Shares if the Purchase Price is US$2.20 per Share and for approximately 27% of the outstanding Shares if the Purchase Price is US$2.50 per Share.

The Company’s Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “QLT” and quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “QLTI”. On November 28, 2008, the last trading day before the Offer was announced, the closing price per Share was Cdn$2.60 and US$1.90 on the TSX and NASDAQ, respectively.

QLT’s board of directors (the “Board of Directors”) has approved the Offer. However, none of QLT, the Board of Directors, Goldman, Sachs & Co. (“Goldman Sachs”) or BMO Nesbitt Burns Inc. (“BMO Capital Markets”), the dealer managers for the Offer (together, the “Dealer Managers”), Georgeson Shareholder Communications Canada, Inc., the information agent for the Offer (the “Information Agent”), or Computershare Investor Services Inc., the depository for the Offer (the “Depository”), makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares under the Offer. Shareholders must make their own decisions as to whether to deposit Shares under the Offer. The Board of Directors believes that the Shares have been trading in price ranges that do not fully reflect the value of the Company’s business and future prospects. QLT’s directors and officers have advised the Company that they do not intend to tender shares pursuant to the Offer.

Shareholders are urged to consider carefully the income tax consequences of depositing Shares pursuant to the Offer, including the consequences to U.S. Shareholders in the event the Company is determined to be a “passive foreign investment company”. See Section 16 of the Circular — “Income Tax Considerations”. Shareholders should also carefully consider the risks associated with the ongoing litigation involving QLT and its wholly-owned United States subsidiary, QLT USA, Inc. See Section 4 of the Circular — “Outstanding Litigation”.

Shareholders wishing to deposit all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 3 of the Offer to Purchase — “Number of Shares and Pro-ration”.

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Canada, Inc., the Information Agent, and to Goldman Sachs and BMO Capital Markets, the Dealer Managers, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase and Circular. You may request additional copies of this Offer to Purchase and Circular and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase and Circular.

THIS OFFER EXPIRES AT 5:00 P.M. (EASTERN TIME) ON JANUARY 15, 2009 OR AT SUCH
LATER TIME AND DATE TO WHICH THE OFFER MAY BE EXTENDED BY QLT.

INCORPORATION BY REFERENCE

The Company is incorporating by reference into this Offer to Purchase and the Circular information it has filed with the United States Securities and Exchange Commission (the “SEC”), which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase and the Circular, but is automatically updated and superseded by information in this Offer to Purchase or the Circular. The documents the Company incorporates by reference are:

•	Item 1 — Business, Item 2 — Properties, Item 3 — Legal Proceedings, Item 6 — Selected Financial Data and Item 7 — Management’s Discussion and Analysis Discussion and Analysis of Financial Condition and Results of Operations of the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008.

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008, for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008 and for the quarter ended September 30, 2008, filed with the SEC on November 7, 2008.

•	Current Reports on Form 8-K, filed with the SEC on January 22, 2008, January 25, 2008, March 19, 2008, April 11, 2008, May 16, 2008, June 10, 2008, July 15, 2008, August 12, 2008, August 29, 2008, September 3, 2008, October 9, 2008 and October 30, 2008.

•	Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2008.

For information regarding where you may obtain copies of information that we file with the SEC, see Section 1 of the Circular — “QLT Inc. — Additional Information”.

You may request a copy of these filings at no cost, by writing or telephoning the Company at the following address:
QLT Inc.
887 Great Northern Way, Suite 101
Vancouver, British Columbia V5T 4T5
Telephone: (604) 707-7000

INFORMATION FOR UNITED STATES SHAREHOLDERS

The enforcement by investors of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that the Company is incorporated under the laws of British Columbia and that most of its officers and certain of its directors are residents of countries other than the United States. U.S. Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law, including in the event the Company is determined to be a “passive foreign investment company” under U.S. federal income tax law. See Section 16 of the Circular — “Income Tax Considerations”.

QLT has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See Section 1 of the Circular — “QLT Inc. — Additional Information”.

CURRENCY

All dollar references in the Offer to Purchase, the Circular and the documents incorporated by reference herein are in United States dollars, except where otherwise indicated. See Section 1 of the Circular — “QLT Inc. — Presentation of Financial Information and Exchange Rate Data”.

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WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGERS.

* * *

CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION

This Offer to Purchase and Circular may contain statements that constitute forward-looking information or statements (“forward-looking statements”), that include, but are not limited to, statements respecting: the trading price of the Shares not fully reflecting the value of the Company’s business and future prospects; the Company continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Company from pursuing its foreseeable business opportunities for the future growth of the Company’s business; the market for the Shares of the Company not being materially less liquid than the market that exists at the time of the making of the Offer; future purchases of additional Shares of the Company following expiry of the Offer; the Company’s expectations or predictions as to the outcome of pending patent related litigation against the Company or its subsidiary and the prospect that the Company may from time to time in the future consider various acquisition or divestiture opportunities. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. The Company cautions you not to place undue reliance upon such forward-looking statements, which speak only as of the date they are made. The words “anticipate”, “will”, “believe”, “estimate”, and “expect” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events or the Company’s actual results or performance to differ from the projected events, results or performance contained in such forward-looking statements that include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully, particularly those using the Company’s punctal plug technology; the outcome of ongoing patent related litigation against the Company or its subsidiary is uncertain and, if not decided in the Company’s favour or if settled, may have a material adverse impact on the Company’s financial results; variability of quarterly operating results; dependence upon the growth and success of the Company’s products; success in divesting of certain of the Company’s products; competition; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; the state of Canadian and international capital markets and the extent of supply and demand for the Shares of the Company; and other factors discussed in the Company’s filings with applicable securities regulators. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements.

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SUMMARY TERM SHEET

We are providing this summary term sheet containing frequently asked questions and responses for your convenience. This section of this Offer to Purchase highlights material information relating to the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere herein. We urge you to read the entire Offer to Purchase, Circular and Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase and the Circular where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

QLT Inc., which we refer to as “we,” “us”, the “Company” or “QLT,” is offering to purchase your Shares in the Offer.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

We are conducting the Offer through a procedure called a modified “Dutch Auction”. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. We will select the lowest Purchase Price that will allow us to buy $50 million of Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares we purchase will be purchased at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price selected by us. If you wish to maximize the chance that your Shares will be purchased, you should check the box beside the caption “A Purchase Price Tender” in Box A — “Type of Tender” in the Letter of Transmittal, indicating that you will accept the Purchase Price selected by us. You should understand that this election will have the same effect as if you selected the minimum price of $2.20 per Share. If your Shares are purchased under the Offer, you will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

HOW MANY SHARES WILL QLT PURCHASE?

If the Purchase Price is determined to be $2.20 per Share, the maximum number of Shares purchased will be 22,727,272. If the Purchase Price is determined to be $2.50 per Share, the maximum number of Shares purchased will be 20,000,000. As of November 28, 2008, there were 74,620,328 Shares issued and outstanding and, accordingly, the Offer is for approximately 30% of the total number of issued and outstanding Shares if the Purchase Price is $2.20 per Share and for approximately 27% of the issued and outstanding Shares if the Purchase Price is $2.50 per Share. See Section 1 of the Offer to Purchase — “The Offer”.

WHY IS QLT MAKING THE OFFER?

Our Board of Directors believes that the Shares have been trading in price ranges that do not fully reflect the value of the Company’s business and future prospects, and that, accordingly, the purchase of Shares under the Offer represents an effective use of QLT’s financial resources and is in the best interests of QLT and its Shareholders. See Section 3 of the Circular — “Purpose and Effect of the Offer”.

HOW WILL QLT PAY FOR THE SHARES?

Assuming the Offer is fully subscribed, we will purchase $50 million of Shares in the Offer. We will fund the maximum purchase of $50 million of Shares under the Offer and the payment of related fees and expenses from available cash on hand. The Offer is not conditioned upon the receipt of financing. See Section 18 of the Circular — “Source of Funds”.

HOW MUCH CASH WILL QLT HAVE LEFT UPON COMPLETION OF THE OFFER?

QLT expects to have over $100 million in cash following the completion of the Offer, and we believe that our cash reserves are adequate to continue to pursue development opportunities of new technologies, in particular the punctal plug drug delivery system.

WHAT IS THE STATUS OF QLT’S STRATEGIC CORPORATE RESTRUCTURING PROCESS?

In January 2008, we initiated a strategic corporate restructuring designed to enhance shareholder value. The plan involved a sale of assets as part of a significant strategic change pursuant to which we are focusing our ongoing business primarily on Visudyne® and clinical development programs related to our punctal plug delivery technology. The plan also involved an approximately 45% reduction in the number of the Company’s employees in Canada and the U.S., which has led to significant cost savings for the Company.

In conjunction with our strategic corporate restructuring:

•	On July 11, 2008, QLT’s wholly-owned United States subsidiary, QLT USA, Inc. (formerly Atrix Laboratories, Inc.) (“QLT USA”), completed the sale of the assets related to Aczone to Allergan Sales, LLC, a wholly-owned subsidiary of Allergan, Inc., for cash consideration of $150 million.

•	On August 25, 2008, QLT USA entered into an exclusive license agreement with Reckitt Benckiser Pharmaceuticals Inc. for its Atrigel® sustained-release drug delivery technology, except for certain rights being retained by us and our prior licensees, including rights retained for use with our Eligard® products. Under the terms of the license agreement and related asset purchase agreement, we received an aggregate upfront payment of $25 million and may receive potential milestone payments of up to $5 million in aggregate based on the successful development of two Atrigel-formulated products.

•	On August 29, 2008, we closed the sale of our land and building comprising our corporate headquarters and the adjacent undeveloped parcel of land in Vancouver to Discovery Parks Holdings Ltd. (“Discovery Parks”), in its capacity as trustee of Discovery Parks Trust and Discovery Parks Trust 2 for Cdn$65.5 million. In conjunction with this sale, we provided vendor financing to Discovery Parks in the form of a Cdn$12 million second mortgage.

•	We are continuing to pursue the sale of QLT USA, or its remaining assets, namely the Eligard product line for prostate cancer and related assets.

WHAT IS THE EFFECT OF OUTSTANDING LITIGATION ON THIS OFFER?

Each of QLT and QLT USA is subject to patent-related litigation in the United States, as more fully described in QLT’s Form 10-Q for the fiscal quarter ended September 30, 2008, which is incorporated herein by reference.

(a) Eligard Patent Litigation

On June 1, 2004, QLT USA’s Eligard marketing licensee for Europe, MediGene AG, filed an action in the Federal Patent Court, Munich, Germany, seeking nullification of European Patent 0 202 065 (the “ ‘065 patent”). The ‘065 patent expired on May 6, 2006. On June 21, 2004, Takeda Chemical Industries Ltd., Wako Pure Chemical Industries, Ltd. and Takeda Pharma GmbH sought a provisional injunction in the Regional Court Hamburg, Germany, alleging that the marketing of Eligard by MediGene and its licensee Astellas Pharma Europe Ltd. (formerly known as Yamanouchi U.K. Ltd.) in Germany violated the ‘065 patent. The court denied that request. On June 28, 2004, the Takeda companies and Wako filed a complaint in the Regional Court Düsseldorf, Germany, against MediGene and Astellas, alleging infringement of the ‘065 patent.

In April 2005, in the suit initiated by MediGene, the Federal Patent Court ruled that all of the patent claims asserted by the Takeda companies and Wako in their subsequent infringement suit are null and void in Germany for lack of novelty and lack of inventive step. Takeda and Wako have appealed that decision. The Regional Court Düsseldorf has stayed the infringement action brought by Takeda and Wako in view of the Federal Patent Court’s decision. It is uncertain when a decision of the appeal court in the ‘065 patent case will be rendered.

Under agreements QLT USA entered into with MediGene and Astellas, QLT USA has provided certain indemnities to MediGene and Astellas including indemnities covering certain losses relating to infringement of a third party’s proprietary rights on and subject to the terms of those agreements.

(b) Patent Litigation with MEEI; MGH Matters

In April 2000, Massachusetts Eye and Ear Infirmary (“MEEI”) filed a civil suit against QLT in the United States District Court (the “Court”) for the District of Massachusetts seeking to establish exclusive rights for MEEI as the owner of certain inventions relating to the use of verteporfin (the active pharmaceutical ingredient in Visudyne) as the photoactive agent in the treatment of certain eye diseases including age related macular degeneration.

In 2002, we moved for summary judgment against MEEI on all eight counts of MEEI’s complaint. The Court granted our motion, dismissing all of MEEI’s claims.

MEEI appealed the decision of the Court to the United States Court of Appeals for the First Circuit. In a decision dated June 15, 2005, the United States Court of Appeals for the First Circuit upheld the dismissal of five of MEEI’s eight claims and remanded to the Court for further proceedings concerning three of MEEI’s claims (unjust enrichment, unfair trade practices and misappropriation of trade secrets). In 2006, MEEI’s three remaining claims were remanded to the Court for further proceedings.

On November 6, 2006, a federal jury found QLT liable under Massachusetts state law for unjust enrichment and unfair trade practices and determined that we should pay MEEI 3.01% of net sales of Visudyne worldwide. On July 18, 2007, the Court entered a final judgment in which it found that we were liable under Massachusetts state law for unfair trade practices, but that such violation was not knowing or wilful, and determined that we should pay to MEEI 3.01% of past, present and future worldwide Visudyne sales. The Court also awarded interest at the Massachusetts statutory rate of 12% on the amounts as they would have become payable, from April 24, 2000. The Court also awarded MEEI its legal fees in an amount of $14.1 million, to which will be applied a reduction of $3 million previously agreed to by MEEI. The Court dismissed MEEI’s claim for misappropriation of trade secrets and, having found that the claim of unjust enrichment was not triable to a jury, also dismissed MEEI’s claim to unjust enrichment.

QLT has filed an appeal of the verdict and oral arguments were heard by the United States Court of Appeals for the First Circuit on September 9, 2008. In order to stay execution and enforcement of the judgment pending appeal, QLT posted an appeal bond in the amount of approximately $118.8 million (which is the amount of the judgment plus 10%), as required by the Court, and QLT may be required to provide additional cash security in the amount of the damages accrued and accruing under the judgment. We expect a decision by the appellate court within the next four to six months, although it may take longer.

U.S. patent no. 5,789,349 (the “ ‘349 patent”), which is the subject of this litigation, is co-owned by QLT, Massachusetts General Hospital (or “MGH”) and MEEI. QLT entered into an exclusive license with MGH for its rights under the ‘349 patent in return for a royalty equal to 0.5% of net sales of Visudyne in the United States and Canada. Under the license agreement with MGH, if QLT concludes a license agreement with MEEI for rights under the ‘349 patent and continuation patents which includes payment of royalties and other compensation to MEEI that are more favourable than are contained in the license agreement with MGH, then as of the effective date of such more favourable royalties or compensation to MEEI, the license agreement with MGH shall be revised to the same rate as paid under the agreement with MEEI.

MGH has advised QLT that it believes that as a result of the MEEI judgment, MGH is entitled to be paid the same royalties or other compensation as MEEI or alternatively that we provide security for such payment pending the outcome of our appeal. We have advised MGH that we do not believe the outcome of our litigation with MEEI falls within the scope of our license agreement with MGH, and that the outcome of the litigation gives MGH no basis for seeking security or payment.

(c) Effect of the Eligard and MEEI/MGH Litigation

The final outcome of the German Eligard patent litigation is not presently determinable or estimable and accordingly, no amounts have been accrued. There can be no assurance that the matter will finally be resolved in favour of QLT USA’s German licensees of Eligard or in our favour. The outcome could materially affect the market price of our Shares, either positively or negatively.

If such an outcome was to occur during or after the Expiration Date of this Offer, it could materially affect the market price of our Shares, either positively or negatively, and could increase or decrease the market price to an amount greater or less than the Purchase Price to be paid under this Offer.

We will continue to pursue the MEEI litigation throughout the term of the Offer. Although we will strictly comply with all disclosure obligations applicable to us, it is possible that positive or negative developments in the litigation may not mature to the point of disclosure until after the Offer has expired.

The MEEI litigation could be resolved favourably or unfavourably. We believe that our position on the scope of our obligations to MGH is correct, and hence that, regardless of the outcome of the litigation with MEEI, we will not owe MGH additional payments. However, because this matter may be the subject of litigation and the outcome of any litigation is uncertain, we can give no assurances of the result and an adverse outcome could have a material adverse impact on our financial condition.

Shareholders are urged to carefully consider the risks associated with tendering, or not tendering, to the Offer in light of the risks associated with the outstanding litigation.

CAN I TENDER MY SHARES AT DIFFERENT PRICES?

Yes, you can elect to tender some of your Shares at one price and an additional number of Shares at a second price. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each tender. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”.

CAN I TENDER SHARES SUBJECT TO THE CONDITION THAT A SPECIFIED MINIMUM NUMBER OF SHARES MUST BE PURCHASED?

Yes, you may tender your Shares subject to the condition that a specified minimum number of your Shares be purchased by following the procedures described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares”.

HOW LONG DO I HAVE TO TENDER MY SHARES?

You may tender your Shares until the Offer expires. The Offer will expire on January 15, 2009, at 5:00 p.m., Eastern time, unless we extend it (the “Expiration Date”). We may extend the Offer for any reason, subject to applicable laws. See Section 8 of the Offer to Purchase — “Extension and Variation of the Offer”.

CAN THE OFFER BE EXTENDED, VARIED OR TERMINATED?

We can extend or vary the Offer in our sole discretion. We have filed an exemptive relief application with regulatory authorities in Canada to permit us to extend the Offer without taking up Shares which have been deposited prior to the Expiration Date of the Offer in circumstances where all the terms and conditions of the Offer have been complied with or waived by us. See Section 8 of the Offer to Purchase — “Extension and Variation of the Offer”. We can also terminate the Offer under certain circumstances. See Section 7 of the Offer to Purchase — “Conditions of the Offer”.

HOW WILL I BE NOTIFIED IF QLT EXTENDS THE OFFER?

We will issue a press release by 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See Section 8 of the Offer to Purchase — “Extension and Variation of the Offer”.

WHAT WILL HAPPEN IF I DO NOT TENDER MY SHARES?

Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in QLT and thus in our future profits or losses and assets, subject to our right to issue additional Shares and other equity securities in the future. The amount of QLT’s future cash assets will be reduced by the aggregate Purchase Price paid and expenses incurred in connection with this Offer. See Section 1 of the Circular — “QLT Inc.” and Section 3 of the Circular — “Purpose and Effect of the Offer”.

ARE THERE ANY CONDITIONS TO THE OFFER?

Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and of changes in general market conditions or our business that, in our reasonable judgment, make it inadvisable to proceed with the Offer. See Section 7 of the Offer to Purchase — “Conditions of the Offer”.

HOW DO I TENDER MY SHARES?

To tender your Shares: (i) you must deliver your Share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depository at the address appearing on the back cover page of this Offer to Purchase and Circular; or (ii) the Depository must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or (iii) you must comply with the guaranteed delivery procedure, in each case, prior to the Expiration Date. If your Shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the Depository, Information Agent or the Dealer Managers for assistance. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares” and the instructions to the related Letter of Transmittal.

HOW DO HOLDERS OF VESTED BUT UNEXERCISED STOCK OPTIONS FOR SHARES PARTICIPATE IN THE OFFER?

If you hold vested but unexercised stock options and you wish to participate in the Offer, you may exercise such stock options in accordance with the terms of the stock option plan pursuant to which the options were granted and tender the Shares received upon such exercise in accordance with the terms of the Offer. If you are a holder of vested but unexercised stock options, you should follow the instructions sent to you by the administrator of the stock option plans. An exercise of an option cannot be revoked even if the Shares received upon exercise thereof and tendered to the Offer are not purchased in the Offer for any reason. Holders of stock options that exercise such options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. Option holders are urged to seek tax advice from their own tax advisors in this regard.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?

Yes. You may withdraw any Shares you have tendered at any time before the Expiration Date. See Section 5 of the Offer to Purchase — “Withdrawal Rights”.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the Depository at the address appearing on the back cover page of this Offer to Purchase and Circular. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depository or if your Shares have been tendered under the procedure for book-entry transfer. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”.

HAS QLT OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE TENDER OFFER?

Our Board of Directors has approved the Offer. However, none of QLT, any member of our Board of Directors, our officers, the Dealer Managers, the Information Agent or the Depository makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. See Section 3 of the Circular — “Purpose and Effect of the Offer”.

WILL QLT’S DIRECTORS AND OR SIGNIFICANT OUTSTANDING SHAREHOLDERS TENDER SHARES IN THE OFFER?

The directors and officers of QLT and their associates have indicated that they do not intend to tender Shares under the Offer. QLT is not aware of any affiliate (as defined in the Exchange Act) shareholder that intends to tender Shares in the Offer. QLT has attempted to contact the person who by public filing has indicated that it beneficially owns or exercises control or direction over more than 10% of the outstanding Shares, but that Shareholder did not indicate whether it would tender any Shares in the Offer.

FOLLOWING THE OFFER, WILL QLT CONTINUE AS A PUBLIC COMPANY?

We do not intend or believe that our purchase of Shares through the Offer will cause our remaining Shares to be delisted from NASDAQ or the TSX or cause us to be eligible for deregistration under the Exchange Act. See Section 3 of the Circular — “Purpose and Effect of the Offer” and also Section 7 of the Offer to Purchase — “Conditions of the Offer”.

WHAT IMPACT WILL THE OFFER HAVE ON THE LIQUIDITY OF THE MARKET FOR QLT’S SHARES?

Our Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The Board of Directors has, on a voluntary basis, obtained an opinion from BMO Capital Markets to the effect that there is a liquid market for the Shares at the time of the making of the Offer and that it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the opinion of BMO Capital Markets is attached hereto as Schedule A. Based on the terms of its engagement as financial advisor to the Company in connection with the Offer and the fact that it is the Canadian dealer manager of the Offer, BMO Capital Markets is not independent of the Company within the meaning of Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions. This summary of the opinion of BMO Capital Markets is qualified in its entirety by reference to the complete opinion. See Section 3 of the Circular — “Purpose and Effect of the Offer — Liquidity of Market”.

WHAT HAPPENS IF THE VALUE OF SHARES THAT ARE TENDERED FOR PURCHASE AT THE PURCHASE PRICE EXCEEDS $50 MILLION?

We will purchase Shares:

•	first, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price selected by us and do not properly withdraw them before the Expiration Date;

•	second, after purchasing the Shares from the “odd lot” holders, from all other Shareholders who properly tender Shares at or below the Purchase Price selected by us and do not properly withdraw them, on a pro rata basis, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares”; and

•	third, only if necessary to permit us to purchase $50 million of Shares, from holders who have tendered Shares subject to the condition that a specified minimum number of the holders’ Shares be purchased if any of their Shares are purchased in the Offer as described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares” (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, all of the Shares that you tender on a conditional basis in the Offer may not be purchased even if they are tendered at or below the Purchase Price. See Section 3 of the Offer to Purchase — “Number of Shares and Pro-ration”.

WHEN WILL QLT PAY FOR THE SHARES I TENDER?

We will pay the Purchase Price (less applicable withholding taxes, if any) to you in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. In the event of pro-ration, we do not expect to be able to commence payment for Shares until at least three business days after the Expiration Date. See Section 9 of the Offer to Purchase — “Taking Up and Payment for Deposited Shares”.

WHAT IS THE RECENT MARKET PRICE OF MY QLT SHARES?

On November 28, 2008, the last trading day before the announcement of the Offer, the last reported sale price of our Shares on the Toronto Stock Exchange was Cdn$2.60 per Share and on the NASDAQ was $1.90 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at which Purchase Price or Purchase Prices to tender your Shares. See Section 6 of the Circular — “Price Range of Shares”.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

If you are a registered shareholder and you tender your Shares directly to the Depository, you will not incur any brokerage commissions. If you hold Shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”.

WHAT ARE THE INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

Shareholders are urged to consider carefully the income tax consequences of depositing Shares pursuant to the Offer, including the consequences to U.S. Shareholders in the event the Company is determined to be a “passive foreign investment company”. See Section 16 of the Circular — “Income Tax Considerations”. Shareholders also are urged to seek advice from their own tax advisors as to the specific tax consequences to them of accepting the Offer.

WHOM CAN I TALK TO IF I HAVE QUESTIONS?

For further information regarding the Offer, Shareholders may contact the Information Agent or the Dealer Managers, or consult their own brokers or other professional advisors. The telephone numbers of the Information Agent and the Dealer Managers are set forth on the back cover of this Offer to Purchase and Circular.

OFFER TO PURCHASE

To the Holders of the Shares of QLT Inc.

1.	The Offer

QLT Inc. (“QLT” or the “Company”) hereby invites the holders of its common shares (the “Shareholders”) to deposit, for purchase and cancellation by the Company, common shares (the “Shares”) of the Company pursuant to (i) auction tenders (“Auction Tenders”) at prices of not less than $2.20 per Share or more than $2.50 per Share, as specified by such Shareholders, or (ii) purchase price tenders in which depositing Shareholders do not specify a price per Share, but rather agree to have such Shareholders’ Shares purchased at the Purchase Price (as defined below) (“Purchase Price Tenders”), in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).

The Offer commences on the date hereof and will expire at 5:00 p.m. (Eastern time) on January 15, 2009, or at such later time and date to which the Offer may be extended by QLT (such time on such date, the “Expiration Date”).

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF SHARES BEING DEPOSITED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS AND QLT RESERVES THE RIGHT, SUBJECT TO APPLICABLE LAWS, TO WITHDRAW THE OFFER AND NOT TAKE UP AND PAY FOR ANY SHARES DEPOSITED UNDER THE OFFER IF THOSE CONDITIONS ARE NOT SATISFIED. SEE SECTION 7 OF THIS OFFER TO PURCHASE — “CONDITIONS OF THE OFFER”.

Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

QLT will return all deposited Shares not purchased under the Offer, including Shares deposited pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration or because the tendering Shareholder’s minimum conditional tender conditions were not met, promptly after the Expiration Date.

None of QLT, its board of directors (the “Board of Directors”), Goldman, Sachs & Co. (“Goldman Sachs”) or BMO Nesbitt Burns Inc. (“BMO Capital Markets”), the dealer managers for the Offer (together, the “Dealer Managers”), Georgeson Shareholder Communications Canada, Inc., the information agent for the Offer (the “Information Agent”), or Computershare Investor Services Inc., the depository for the Offer (the “Depository”), makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders must make their own decisions as to whether to deposit Shares under the Offer. Shareholders are urged to consider carefully the income tax consequences of depositing Shares pursuant to the Offer, including the consequences to U.S. Shareholders in the event the Company is determined to be a “passive foreign investment company”. See Section 16 of the Circular — “Income Tax Considerations”.

The accompanying Circular and Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.

2.	Purchase Price

Promptly following the Expiration Date, QLT will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be less than $2.20 per Share or more than $2.50 per Share, that is the lowest price that enables it to purchase $50 million of Shares (or such lesser amount if the Offer is undersubscribed) properly deposited pursuant to the Offer by Auction Tender or by Purchase Price Tender. For the purpose of determining the Purchase Price, Shares deposited pursuant to a Purchase Price Tender will be considered to have been deposited at $2.20 per Share, the minimum price in the Offer. Accordingly, a Shareholder properly depositing Shares under the Offer at $2.20 per Share can reasonably expect that the Shares so deposited will be purchased under the Offer at the Purchase Price (if any Shares are purchased under the Offer), subject to pro-ration as described herein.

Shares deposited by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price specified by the Shareholder in connection with such Auction Tender is greater than the Purchase Price. A Shareholder who wishes to deposit Shares, but who does not wish to specify a price at which such Shares may be purchased by the Company, should make a Purchase Price Tender. Shareholders who deposit Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

Promptly following determination, the Company will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly deposited and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price in cash (but subject to applicable withholding taxes, if any), for all Shares purchased.

The Purchase Price will be denominated in United States dollars and payments of amounts owing to a depositing Shareholder will be made in United States dollars.

3.	Number of Shares and Pro-ration

If the Purchase Price is determined to be $2.20 per Share, the maximum number of Shares purchased will be 22,727,272. If the Purchase Price is determined to be $2.50 per Share, the maximum number of Shares purchased will be 20,000,000. As of November 28, 2008, there were 74,620,328 Shares issued and outstanding and, accordingly, the Offer is for approximately 30% of the outstanding Shares if the Purchase Price is $2.20 per Share and approximately 27% of the outstanding Shares if the Purchase Price is $2.50 per Share.

If the value of all Shares properly deposited by the Expiration Date (and not withdrawn in accordance with Section 5 of the Offer to Purchase — “Withdrawal Rights”), either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders, is in the aggregate less than or equal to $50 million, QLT will, upon the terms and subject to the conditions of the Offer, purchase all Shares deposited at the Purchase Price.

If the value of all Shares properly deposited by the Expiration Date (and not withdrawn in accordance with Section 5 of the Offer to Purchase — “Withdrawal Rights”), either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders, is in the aggregate greater than $50 million, then such Shares will be purchased in the following order of priority: first, from all holders who make an Odd Lot deposit (as described below); second, after purchase of all the Shares from holders who make an Odd Lot deposit, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares”, all other Shares properly deposited by the Expiration Date (and not withdrawn) pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders, on a pro rata basis (with adjustments to avoid the purchase of fractional shares); and, third, only if necessary to permit the purchase of $50 million of Shares, Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6 of the Offer to Purchase — “Conditional Tender of Shares”. To be eligible for purchase by random lot, Shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

For the purposes of the foregoing, an Odd Lot deposit is a deposit by a Shareholder who properly deposits Shares, who owns in the aggregate less than 100 Shares as of the close of business on the Expiration Date, who deposits all such Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender prior to the Expiration Date and who, in either case, checks Box E — “Odd Lots” in either the Letter of Transmittal or an Agent’s Message (as defined below) in lieu thereof and, if applicable, the Notice of Guaranteed Delivery. As set forth above, such Odd Lot deposits will be accepted for purchase before any pro-ration. Odd Lot holders therefore have the opportunity to sell their Shares without incurring brokerage commissions or the odd lot discounts that they might otherwise incur if they were to sell their Shares in a transaction on the TSX or NASDAQ.

As described in Section 16 of the Circular — “Income Tax Considerations”, the number of Shares that QLT will purchase from a Shareholder under the Offer may affect the U.S. federal income tax consequences to that Shareholder and, therefore, may be relevant to a Shareholder’s decision whether or not to deposit Shares. The Letter of Transmittal affords each Shareholder the opportunity to designate the order of priority in which Shares are to be purchased in the event of pro-ration, should a Shareholder decide to do so for U.S. federal income tax reasons. In addition, a Shareholder may choose to submit a “conditional tender” under the procedures described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares” and make the tender subject to a condition that a minimum number of Shares are purchased in order to structure the tender for U.S. federal income tax reasons.

4.	Procedure for Depositing Shares

Proper Deposit of Shares.  To deposit Shares pursuant to the Offer (i) the certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depository at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depository, including an Agent’s Message if the tendering Shareholder has not delivered a Letter of Transmittal). The term “Agent’s Message” means a message, transmitted by Depository Trust Company (“DTC”) to and received by the Depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

In accordance with Instruction 5 in the Letter of Transmittal or the Agent’s Message in lieu thereof (i) each Shareholder desiring to deposit Shares pursuant to the Offer must indicate, in Box A — “Type of Tender” on such Letter of Transmittal, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (ii) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in Box B — “Auction Tender Price (in U.S. Dollars) Per Share at Which Shares Are Being Deposited” in such Letter of Transmittal or such Agent’s Message in lieu thereof the price (in increments of $0.10 per Share) at which such Shares are being deposited. Both under (i) and (ii), only one box may be checked. If a Shareholder desires to deposit Shares in separate lots at either a different price and/or a different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or an Agent’s Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be deposited (unless previously properly withdrawn as provided in Section 5 of the Offer to Purchase — “Withdrawal Rights”) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price.

In addition, Odd Lot holders who deposit all their Shares must complete Box E — “Odd Lots” in the Letter of Transmittal or the Agent’s Message in lieu thereof and, if applicable, the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot holders as set forth in Section 3 of the Offer to Purchase — “Number of Shares and Pro-ration”.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the Share certificate deposited therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are deposited for the account of a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the Financial Industry Regulatory Authority, or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares not purchased or deposited are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depository, must also be completed and delivered to the Depository.

A Shareholder who wishes to deposit Shares under the Offer and whose certificate is registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Shares under the Offer. Participants in Canada of CDS Clearing and Depository Services Inc. (“CDS”) and DTC should contact such depository with respect to the deposit of their Shares under the terms of the Offer.

Book-Entry Transfer Procedures.  The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depository’s account in accordance with DTC’s procedures for such transfer.

Although delivery of the Shares may be effected under the Offer through book-entry transfer into the Depository’s account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depository at one or more of its addresses set forth on the last page of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such Shares. Delivery of documents to DTC does not constitute delivery to the Depository.

Method of Delivery.  The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and the mailing should be made sufficiently in advance of the Expiration Date to permit delivery to the Depository on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of such share certificate representing Shares by the Depository.

Guaranteed Delivery.  If a Shareholder wishes to deposit Shares pursuant to the Offer and cannot deliver certificates for such Shares or time will not permit all required documents to reach the Depository by the Expiration Date, such Shares may nevertheless be deposited if all of the following conditions are met:

(i) such deposit is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery (substantially in the form provided by the Company through the Depository) is received by the Depository, at its office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and

(iii) the share certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or Agent’s Message in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by one of the offices of the Depository, on or before 5:00 p.m. (Eastern time) on or before the third trading day on the TSX and NASDAQ after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the office of the Depository listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) certificates for such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required, and (iii) any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Determination of Validity, Rejection and Notice of Defect.  All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. QLT reserves the absolute right to reject any deposits of Shares determined by it not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. QLT also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the deposit of any particular Shares and QLT’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No individual deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as QLT shall determine. None of QLT, the Dealer Managers, the Depository nor any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.

Under no circumstances will interest be paid by the Company by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, including without limitation any delay arising because the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depository, and therefore payment by the Depository on account of such Shares is not made until after the date the payment for the deposited Shares accepted for payment pursuant to the Offer is to be made by the Company.

Formation of Agreement.  The proper deposit of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

Prohibition on “Short” Tenders.  It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to deposit Shares for a person’s own account unless, at the time of the deposit and at the end of the probation period or period during which Shares are accepted by lot (including any extensions thereof), such person (i) has a “net long position” equal to or greater than the amount of (x) the Shares deposited or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of the Shares deposited and upon acceptance of such person’s deposit, will acquire such Shares for deposit by conversion, exercise or exchange of such other securities and (ii) will deliver or cause such Shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the deposit or guarantee of deposit on behalf of another person. The deposit of Shares to QLT pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a “net long position” in the Shares being deposited or equivalent securities at least equal to the Shares deposited within the meaning of Rule 14e-4 and (ii) the deposit of such Shares complies with Rule 14e-4.

5.	Withdrawal Rights

Except as otherwise provided in this Section, deposits of Shares pursuant to the Offer will be irrevocable. Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Company before actual receipt by the Depository of an effective notice of withdrawal in respect of such Shares, (iii) at any time if the Shares have been taken up but not paid for by the Company within three business days of being taken up, or (iv) at any time before the expiration of 10 days from the date of a notice of change or notice of variation.

For a withdrawal to be effective, a notice of withdrawal in writing must be actually received by the applicable date specified above by the Depository at the place of deposit of the relevant Shares. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal in respect of the Shares being withdrawn or, in the case of Shares tendered by a DTC participant, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or be accompanied by evidence sufficient to the Depository that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) specify the name of the person who deposited the Shares to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depository, then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”), except in the case of Shares deposited by an Eligible Institution. A withdrawal of Shares deposited pursuant to the Offer may only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depository of a properly completed and executed notice of withdrawal in writing.

A Shareholder who wishes to withdraw Shares from the Offer and whose certificate is registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the withdrawal of Shares from the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Managers, the Depository or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer and withdrawals of tenders of Shares may not be rescinded. However, withdrawn Shares may be redeposited prior to the Expiration Date by again following the procedures described in Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”.

If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depository may, subject to applicable law, retain on behalf of the Company all deposited Shares. Such retention is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. In the event of such retention such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section 5.

6.	Conditional Tender of Shares

Under certain circumstances and subject to the exceptions described above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 16 of the Circular — “Income Tax Considerations”, the number of Shares to be purchased from a particular Shareholder may affect the U.S. federal income tax treatment of the purchase to the Shareholder and the Shareholder’s decision whether to tender.

The conditional tender alternative is made available for Shareholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale of such Shares by the Shareholder, rather than the payment of a dividend to the Shareholder, for U.S. federal income tax purposes. Accordingly, a Shareholder may tender Shares subject to the condition that a specified minimum number of such Shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such Shareholder’s Shares so tendered are purchased. Any Shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. It is the tendering Shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the Shareholder in order for the Shareholder to qualify for sale (rather than dividend) treatment. Each Shareholder is urged to consult with the Shareholder’s own tax advisor. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering Shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any of such Shareholder’s Shares are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any Shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by the Shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of pro-ration will be returned promptly after the Expiration Date.

If conditional tenders that would otherwise be regarded as withdrawn because of pro-ration would cause the total value of Shares to be purchased to fall below $50 million, then, to the extent feasible, the Company will select enough conditional tenders that would otherwise have been withdrawn to permit the Company to purchase $50 million of Shares. In selecting among these conditional tenders, the Company will select by random lot and will limit its purchase in each case to the minimum number of Shares designated by the Shareholder in the applicable Letter of Transmittal or Notice of Guaranteed Delivery as a condition to his or her tender.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or to pay for any Shares deposited, and may terminate or cancel the Offer or may postpone the payment for Shares deposited, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company’s sole judgment, acting reasonably, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a) there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Shares or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

(b) there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits to the Company of the Offer;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada or the United States, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any decrease in the market price of the Shares by a significant amount (including, without limitation, an amount greater than 10%) since the close of business on November 28, 2008, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company’s business, operations or prospects or the trading in, or value of, the Shares, or

(vii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 by an amount in excess of 10%, measured from the close of business on November 28, 2008;

(d) there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, acting reasonably, has, have or may have material adverse significance with respect to the Company and its subsidiaries taken as a whole;

(e) any take-over bid or tender or exchange offer with respect to some or all of the securities of QLT, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving QLT or any of its affiliates, other than the Offer, shall have been proposed, announced or made by any individual or entity;

(f) the Company shall have failed to receive an opinion from BMO Capital Markets in a form acceptable to the Company, or other evidence acceptable to the Company, in its sole judgment, acting reasonably, that the Purchase Price does not exceed the fair market value of a Share as of the Expiration Date, determined without reference to the Offer;

(g) the Company shall have concluded, in its sole judgment, acting reasonably, that necessary exemptions under applicable securities legislation in Canada, including exemptions from the proportional take up requirements and the obligation to take up Shares in the event the Offer is extended, are not available to the Company for the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or waivers of the appropriate courts or Canadian provincial securities regulatory authorities in respect of the Offer;

(h) any changes shall have occurred or been proposed to the Income Tax Act (Canada) or the Internal Revenue Code (United States) or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency or the Internal Revenue Service (“IRS”) that, in the sole judgment of the Company, acting reasonably, are detrimental to QLT or a Shareholder; or

(i) the Company shall have concluded that the purchase of Shares pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, acting reasonably, or may be waived by the Company, in its sole discretion, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 7 shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

Any waiver of a condition or the withdrawal of the Offer by the Company shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depository. QLT, after giving notice to the Depository of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, NASDAQ and the applicable Canadian and U.S. securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Shares deposited under the Offer, and the Depository will return all certificates for deposited Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

8.	Extension and Variation of the Offer

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 7 of this Offer to Purchase — “Conditions of the Offer”, shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depository and by causing the Depository to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 12 of this Offer to Purchase — “Notice”. Promptly after giving notice of an extension or variation to the Depository, the Company will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date) and provide or cause to be provided notice of such extension or variation to the TSX, NASDAQ and the applicable Canadian and U.S. securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depository at its principal office in Toronto, Ontario.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer or any extension of the Expiration Date resulting from the waiver where the consideration offered for the Shares consists solely of cash), the period during which Shares may be deposited pursuant to the Offer shall not expire before 10 business days after the notice of variation has been given to holders of Shares unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 5 of this Offer to Purchase — “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 7 of this Offer to Purchase — “Conditions of the Offer”.

The Company has applied for an exemption from the requirements of Canadian securities legislation to permit it to extend the Offer without taking up Shares which have been deposited prior to the Expiration Date of the Offer in circumstances where all the terms and conditions of the Offer have been complied with or waived by the Company. If such regulatory relief is not obtained, the Offer may not be extended by the Company if all the terms and conditions of the Offer have been complied with or waived by the Company.

The Company expressly reserves the right, in its sole discretion to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the events specified in Section 7 of this Offer to Purchase — “Conditions of the Offer”. The Company also expressly reserves the right, in its sole discretion at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the aggregate amount the Company is willing to pay for the Shares or the range of prices it may pay pursuant to the Offer, subject to compliance with applicable laws.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, Canada Newswire.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will extend the time during which the Offer is open to the extent required under applicable Canadian and U.S. securities legislation.

9.	Taking Up and Payment for Deposited Shares

Upon the terms and provisions of the Offer (including pro-ration) and, subject to and in accordance with applicable Canadian and U.S. securities laws, the Company will take up and pay for Shares properly deposited under the Offer in accordance with the terms thereof promptly after the Expiration Date provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

The Company reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares upon the occurrence of any of the events specified in

Section 7 of this Offer to Purchase — “Conditions of the Offer,” by giving written notice thereof or other communication confirmed in writing to the Depository. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

In the event of pro-ration of Shares deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Shares accepted for payment promptly after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such pro-ration or commence payment on such Shares until at least three business days after the Expiration Date.

Certificates for all Shares not purchased, including Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price and Shares not purchased due to pro-ration or because the tendering Shareholder’s minimum conditional tender conditions were not met, will be returned (in the case of certificates representing Shares all of which are not purchased), or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Date or termination of the Offer without expense to the depositing Shareholder.

The Company will pay for Shares taken up under the Offer by providing the Depository with sufficient funds (by bank transfer or other means satisfactory to the Depository) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depository on the Purchase Price of the Shares purchased by the Company, regardless of any delay in making such payment or otherwise.

Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company, the Dealer Managers or the Depository. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. QLT will pay all fees and expenses of the Dealer Managers and the Depository in connection with the Offer.

The Depository will act as agent of persons who have properly deposited Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depository from QLT of payment for such Shares will be deemed to constitute receipt of payment by persons depositing Shares.

The settlement with each Shareholder who has deposited Shares under the Offer will be effected by the Depository by forwarding a cheque, payable in United States funds, representing the cash payment for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing Box F — “Special Payment Instructions” in such Letter of Transmittal. Unless the depositing Shareholder instructs the Depository to hold the cheque for pick-up by checking Box H — “Hold For Pick-Up” in the Letter of Transmittal, the cheque will be forwarded by first class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the depositing Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

10.	Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depository at which the deposited certificates for the Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. QLT will provide notice, in accordance with Section 12 of this Offer to Purchase — “Notice”, of any determination not to mail under this Section as soon as reasonably practicable after such determination is made.

11.	Liens and Dividends

Shares acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend, whether or not such Shareholder deposits Shares pursuant to the Offer.

12.	Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depository under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depository may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in Montreal and The Wall Street Journal.

13.	Other Terms

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Company other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.

Shareholders are urged to consider carefully the income tax consequences of accepting the Offer, including the consequences to U.S. Shareholders in the event the Company is determined to be a “passive foreign investment company”. See Section 16 of the Circular — “Income Tax Considerations”.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

QLT, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares. The Offer is not being made to, and deposits of Shares will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. QLT may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

The accompanying Circular, together with this Offer to Purchase, and any material incorporated by reference herein, constitutes the issuer bid circular required under Canadian securities legislation and the tender offer information required to be delivered to security holders under U.S. securities legislation applicable to QLT with respect to the Offer.

The accompanying Circular contains additional information relating to the Offer and we urge you to read it and the Letter of Transmittal.

QLT INC.

(Signed) Robert L. Butchofsky
President and Chief Executive Officer

DATED this 5th day of December, 2008,
at Vancouver, British Columbia.

CIRCULAR

This Circular is being furnished in connection with the offer by QLT to purchase for cash up to $50 million of its Shares at a Purchase Price of not less than $2.20 per Share and not more than $2.50 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1.	QLT Inc.

QLT was formed in 1981 under the laws of the Province of British Columbia and is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. The Company’s research and development efforts are focused on the discovery and development of pharmaceutical products in the field of ophthalmology. QLT’s principal executive office is located at 887 Great Northern Way, Suite 101, Vancouver, British Columbia, Canada, telephone number 604-707-7000.

Our first commercial product, Visudyne®, utilizes photodynamic therapy to treat the eye disease known as wet age related macular degeneration, or “wet AMD”, the leading cause of blindness in people over the age of 55 in North America and Europe. Visudyne is commercially available in more than 75 countries, including the U.S., Canada, Japan and the European Union, or “EU,” countries, for the treatment of a form of wet AMD known as predominantly classic subfoveal choroidal neovascularization, or “CNV.” Visudyne is also reimbursed in the U.S. by the Centers for Medicare & Medicaid Services for certain patients with the occult and minimally classic forms of wet AMD. Furthermore, Visudyne is approved in more than 60 countries, including the U.S., Canada and the EU countries, for the treatment of subfoveal CNV due to pathologic myopia (severe near-sightedness). In some countries, including the U.S. and Canada, Visudyne is also approved for presumed ocular histoplasmosis or other macular diseases. Visudyne was co-developed by QLT and Novartis Pharma AG of Switzerland (“Novartis”) and is manufactured by QLT and sold by Novartis under the terms of a co-development, manufacturing and commercialization agreement with Novartis.

In order to understand the clinical significance of the use of Visudyne in combination with other therapies for the treatment of wet AMD, Novartis and QLT have each initiated studies comparing the safety and efficacy of Visudyne in combination with an anti-VEGF drug. These studies include the North American studies RADICAL and DENALI, and the European study MONTBLANC. RADICAL is sponsored by QLT, while the DENALI and MONTBLANC studies are sponsored by Novartis. The six-month results of the RADICAL study are expected to be announced in mid-December 2008, during the course of this Offer. The results of that study could materially affect the market price of our Shares, either positively or negatively, and could increase or decrease the market price to an amount greater or less than the Purchase Price to be paid under this Offer.

In addition to Visudyne, we market (through commercial licensees) the Eligard® line of products for the treatment of prostate cancer. The Eligard product line includes four different commercial formulations of our Atrigel® technology combined with leuprolide acetate for the treatment of prostate cancer. The FDA has approved all four products: Eligard 7.5-mg (one-month), Eligard 22.5-mg (three-month), Eligard 30.0-mg (four-month) and Eligard 45.0-mg (six-month).

On October 28, 2008, we announced encouraging data from the CORE study, a Phase II trial being conducted by the Company’s wholly-owned subsidiary, QLT Plug Delivery, Inc., to evaluate the safety and efficacy of its Latanoprost Punctal Plug Delivery System (“L-PPDS”) for the treatment of open angle glaucoma (“OAG”) and ocular hypertension (“OH”). Sixty-one patients were enrolled in the study and 23 patients discontinued before the Week-12 visit due to either loss of efficacy or inadequate interocular pressure (“IOP”) control (19 patients) or loss of L-PPDS in both eyes (4 patients). The mean change in IOP from baseline at 12 weeks among patients who completed the study was -5.4 mmHg, -4.8 mmHg and -4.9 mmHg for the low, medium, and high concentrations of Latanoprost, respectively. This represents a clinically-meaningful reduction of 20% from baseline at the 12-week time point in those patients. The trial indicated that the L-PPDS was well tolerated during the course of treatment. QLT currently plans to initiate a second Phase II trial in patients with OAG or OH over a 12-week period to investigate the efficacy of a proprietary punctal plug prototype in conjunction with a dose of Latanoprost that is at least 10-times higher than the lowest dose used in the CORE study.

In January 2008, we initiated a strategic corporate restructuring designed to enhance shareholder value. These proposed initiatives included:

•	the sale of QLT USA, Inc. (“QLT USA”), our wholly-owned U.S. subsidiary, or its assets, which at the time included the Eligard product line for prostate cancer, the Atrigel drug delivery system and Aczone (a dermatology product for the treatment of acne vulgaris);

•	the sale of the land and building associated with and surrounding our corporate head office in Vancouver; and

•	the reduction in headcount of approximately 115 employees with planned reductions in the future as assets are divested.

The plan to pursue a sale of the assets described above was part of a significant strategic change pursuant to which we are focusing our ongoing business primarily on Visudyne and clinical development programs related to our punctal plug delivery technology.

On July 11, 2008, QLT USA completed the sale of the assets related to Aczone to Allergan Sales, LLC, a wholly-owned subsidiary of Allergan, Inc., for cash consideration of $150 million.

On August 25, 2008, QLT USA entered into an exclusive license agreement with Reckitt Benckiser Pharmaceuticals Inc. (“Reckitt”) for its Atrigel sustained-release drug delivery technology, except for certain rights being retained by us and our prior licensees, including rights retained for use with our Eligard products. Under the terms of the license agreement and related asset purchase agreement, we received an aggregate upfront payment of $25 million and may receive potential milestone payments of up to an aggregate of $5 million based on the successful development of two Atrigel-formulated products. As part of the transaction, Reckitt hired 18 employees from QLT USA and took over QLT USA’s corporate facility located in Fort Collins, Colorado.

On August 29, 2008, we closed the sale of our land and building comprising our corporate headquarters and the adjacent undeveloped parcel of land in Vancouver to Discovery Parks Holdings Ltd., in its capacity as trustee of Discovery Parks Trust and Discovery Parks Trust 2 (“Discovery Parks”) for Cdn$65.5 million. Discovery Parks is an affiliate of Discovery Parks Trust, a private Canadian trust that designs and builds research facilities for the benefit of the people of British Columbia, Canada. In conjunction with the sale, we entered into a five-year lease with Discovery Parks for approximately 30% of the facility and provided a two-year, 6.5% interest-only, second mortgage vendor financing in the amount of Cdn$12 million.

We are continuing to pursue the sale of QLT USA, or its remaining assets, namely the Eligard product line and related assets. There can be no assurance that we will be able to negotiate the sale of the remaining assets on terms acceptable to us or at all or that we will pursue any particular transaction structure. Additionally, if we are unable to negotiate the sale of such assets, we may consider a corporate reorganization such that the Eligard intellectual property is transferred by QLT USA to the Company. However, if we were to enter into an agreement in respect of Eligard and related assets during or after the Expiration Date of this Offer, it could materially affect the market price of our Shares, either positively or negatively, and could increase or decrease the market price of the Shares to an amount greater or less than the Purchase Price to be paid under this Offer.

In the past the Company has received and in the future it may receive preliminary indications of interest to enter into business combinations or similar transactions that suggest a value per Share greater than the Purchase Price. The Board of Directors has considered and will consider each overture it receives in the proper exercise of its legal duties. The Company is not currently in any negotiations regarding such transactions. The goal of maximizing shareholder value will be the key driver in any decision we make regarding specific deal structures or transactions into which we may enter.

In August 2003, the Company issued $172.5 million aggregate principal amount of convertible senior notes due in 2023. The notes bore interest at 3% per annum, payable semi-annually beginning March 15, 2004. On September 15, 2008, the Company completed the redemption of all of the $172.5 million outstanding principal amount of the convertible senior notes at 100% of the principal amount, plus accrued and unpaid interest to, but not including, September 15, 2008.

Additional Information.  QLT is subject to the reporting requirements of applicable Canadian provincial securities legislation and the Exchange Act and the rules, policies and guidelines of the TSX and NASDAQ, and in accordance therewith files reports and other information with Canadian provincial securities regulators, the SEC, the TSX and NASDAQ.

QLT has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) thereunder. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits.

Shareholders may read and copy any document that QLT files with, or furnishes to, the SEC (including QLT’s Schedule TO relating to the Offer) at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Shareholders may also obtain copies of such documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that QLT files or furnishes electronically with it. Shareholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Presentation of Financial Information and Exchange Rate Data.  QLT’s consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States.

All dollar references in the Offer to Purchase and the Circular and the documents incorporated by reference herein are in United States dollars, except where otherwise indicated. References to “$” or “US$” are to United States dollars, and references to “Cdn$” are to Canadian dollars. The following table sets forth, for each period indicated, the low and high noon exchange rates for United States dollars expressed in Canadian dollars and, in the case of yearly data, the average of such exchange rates each day during such period, based on the Bank of Canada’s noon exchange rates:

			Yearly Data
Monthly Data						Average
Month (2008)	High (Cdn$)	Low (Cdn$)	Year	High (Cdn$)	Low (Cdn$)	Rate (Cdn$)

January	1.0324	0.9905	2007	1.1853	0.9170	1.0748
February	1.0190	0.9719	2006	1.1726	1.0990	1.1342
March	1.0279	0.9842	2005	1.2704	1.1507	1.2116
April	1.0270	1.0025	2004	1.3968	1.1774	1.3015
May	1.0189	0.9844	2003	1.5747	1.2924	1.4015
June	1.0282	1.0013
July	1.0261	1.0016
August	1.0678	1.0253
September	1.0796	1.0338
October	1.2943	1.0609
November	1.2855	1.1499

On December 1, 2008, the Bank of Canada noon exchange rate was $1.00 = Cdn$1.2377.

2.	Authorized Capital

The authorized capital of the Company consists of 500,000,000 common shares without par value and 5,000,000 first preference shares without par value, of which 74,620,328 common shares were issued and outstanding and no first preference shares were issued and outstanding as at November 28, 2008.

3.	Purpose and Effect of the Offer

The Board of Directors believes that the Shares have been trading in price ranges that do not fully reflect the value of the Company’s business and future prospects, and that, accordingly, the purchase of Shares represents an effective use of QLT’s financial resources and is in the best interests of the Company and its Shareholders. All Shares purchased under the Offer will be cancelled. In considering whether the Offer would be in the best interests of the Company and its Shareholders, the Board of Directors gave careful consideration to a number of factors, including the following:

(a) the recent trading price range of the Shares is not considered by the Board of Directors to be fully reflective of the value of the Company’s business and future prospects, consequently the repurchase of Shares represents an attractive investment and an appropriate and desirable use of available funds;

(b) the purchase fulfils a commitment by the Board of Directors to return cash to Shareholders in conjunction with the Company’s strategic corporate restructuring;

(c) the advice of the Company’s financial advisors, Goldman Sachs and BMO Capital Markets, in respect of the Offer;

(d) after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and it is not expected that the Offer will preclude QLT from pursuing its foreseeable business opportunities or the future growth of the Company’s business;

(e) the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Company;

(f) the positive impact that the purchase of $50 million of Shares could have on the Company’s results of operations and cash flow calculated on a per Share basis;

(g) the deposit of Shares under the Offer is optional, the option is available to all Shareholders, and all Shareholders are free to accept or reject the Offer;

(h) the Offer provides Shareholders who are considering the sale of all or a portion of their Shares with the opportunity to determine the price at which they are willing to sell their Shares if such Shares are deposited pursuant to an Auction Tender or the opportunity to deposit their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash without the usual transaction costs associated with market sales;

(i) Shareholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer will not only avoid the payment of brokerage commissions but also any odd lot discounts, each of which may be applicable on a sale of their Shares in a transaction on the TSX or NASDAQ;

(j) the Offer is not conditional on any minimum number of Shares being deposited;

(k) Shareholders who do not deposit their Shares under the Offer will realize a proportionate increase in their equity interest in the Company to the extent that Shares are purchased by the Company pursuant to the Offer; and

(l) whether it would be reasonable to conclude that, following the completion of the Offer, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. See “Liquidity of Market” below.

Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with our business, including the risks described under the heading “Risk Factors” in our Form 10-Q for the period ended September 30, 2008 as well as the litigation risk described in our Form 10-Q for the period ended September 30, 2008 in the Summary Term Sheet Section of this Circular under the heading “What is the Effect of Outstanding Litigation on this Offer?” and in Section 4 of the Circular — “Outstanding Litigation”.

On November 28, 2008, the Board of Directors approved the making of the Offer, the Price Range, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

Subject to certain exceptions, Canadian securities legislation prohibits the Company and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, QLT may in the future purchase additional Shares in the future on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company’s business and financial position, the results of the Offer and general economic and market conditions.

Neither QLT nor the Board of Directors makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing any or all of such Shareholder’s Shares. No person has been authorized to make any such recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to deposit Shares and, if so, how many Shares to deposit and, in the case of Auction Tenders, at what price or prices. Shareholders are urged to consider carefully the income tax consequences of accepting the Offer, including the consequences to U.S. Shareholders in the event the Company is determined to be a “passive foreign investment company”. See Section 16 of this Circular — “Income Tax Considerations”.

Liquidity of Market

QLT is relying on the “liquid market exemption” specified in Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”) and is not required to obtain a formal valuation applicable to the Offer. Accordingly, the valuation requirements of applicable securities regulatory authorities in Canada applicable to issuer bids will not be applicable in connection with the Offer.

The Company has determined that there is a liquid market in the Shares because:

(a) there is a published market for the Shares, namely the TSX and NASDAQ;

(b) during the 12-month period before December 1, 2008 (the date the Offer was announced):

(i) the number of issued and outstanding Shares was at all times at least 5,000,000, excluding Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by “related parties” (as defined in MI 61-101) and Shares that were not freely tradeable;

(ii) the aggregate trading volume of the Shares was at least 1,000,000 Shares on NASDAQ, being the published market on which the Shares are principally traded;

(iii) there were at least 1,000 trades in Shares on NASDAQ; and

(iv) the aggregate trading value based on the price of the trades referred to in clause (iii) was at least Cdn$15,000,000; and

(c) the market value of the Shares on NASDAQ, as determined in accordance with applicable rules, was at least Cdn$75,000,000 for November 2008, being the calendar month preceding the calendar month in which the Offer was announced.

The Board of Directors considered the anticipated effect of the Offer on the liquidity of the market for holders of Shares who do not deposit Shares under the Offer and, in doing so, considered the following factors:

(a) the extent by which the trading volume, number of trades and aggregate trading value of the Shares during the 12-month period preceding the announcement of the Offer, the size of the public float of the Shares, and the market value of Shares exceed the minimum “liquid market” requirements specified in MI 61-101;

(b) the number of Shares to be acquired under the Offer in relation to the public float, the trading volumes of and the number of trades in the Shares on the TSX, the value of trades on the TSX, and the market value of the Shares in the 12 months preceding the announcement of the Offer; and

(c) the effect of the prior issuer bids by the Company on the public float, trading volume of and the number of trades in the Shares on the TSX and NASDAQ, the value of the trades in the Shares on the TSX and NASDAQ and the market value of the Shares.

The Board of Directors determined that it is reasonable to conclude that, following the completion of the Offer, there will be a market for holders of the Shares who do not deposit Shares under the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer. Despite the fact that the Board of Directors is of the view that both as of the date hereof and following the taking up of Shares pursuant to this Offer there is and will continue to be a liquid market for the Shares and that there is thus no legal requirement to obtain a liquidity opinion, the Company has, on a voluntary basis, obtained a liquidity opinion from one of the Dealer Managers. BMO Capital Markets has provided an opinion to the Board of Directors to the effect that there is a liquid market for the Shares at the time of the making of the Offer and that it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the opinion of BMO Capital Markets is attached hereto as Schedule A. Based on the terms of its engagement as financial advisor to the Company in connection with the Offer and the fact that it is the Canadian dealer manager of the Offer, BMO Capital Markets is not independent of the Company within the meaning of MI 61-101. This summary of the opinion is qualified in its entirety by reference to the complete opinion.

Additional U.S. Securities Law Considerations.  The Shares are registered under Section 12(b) of the Exchange Act and are quoted on NASDAQ. The Offer is not intended to result in, and QLT believes that the purchase of Shares pursuant to the Offer will not result in: (i) the Company becoming eligible for termination or suspension of its Exchange Act reporting requirements or (ii) the Shares being delisted from NASDAQ.

The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. QLT believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.

4.	Outstanding Litigation

Each of QLT and QLT USA is subject to patent-related litigation in the United States, as more fully described in QLT’s Form 10-Q for the fiscal quarter ended September 30, 2008, which is incorporated herein by reference.

(a) Eligard Patent Litigation

On June 1, 2004, QLT USA’s Eligard marketing licensee for Europe, MediGene AG, filed an action in the Federal Patent Court, Munich, Germany, seeking nullification of European Patent 0 202 065 (the “ ‘065 patent”). The ‘065 patent expired on May 6, 2006. On June 21, 2004, Takeda Chemical Industries Ltd., Wako Pure Chemical Industries, Ltd. and Takeda Pharma GmbH sought a provisional injunction in the Regional Court Hamburg, Germany, alleging that the marketing of Eligard by MediGene and its licensee Astellas Pharma Europe Ltd. (formerly known as Yamanouchi U.K. Ltd.) in Germany violated the ‘065 patent. The court denied that request. On June 28, 2004, the Takeda companies and Wako filed a complaint in the Regional Court Düsseldorf, Germany, against MediGene and Astellas, alleging infringement of the ‘065 patent.

In April 2005, in the suit initiated by MediGene, the Federal Patent Court ruled that all of the patent claims asserted by the Takeda companies and Wako in their subsequent infringement suit are null and void in Germany for lack of novelty and lack of inventive step. Takeda and Wako have appealed that decision. The Regional Court Düsseldorf has stayed the infringement action brought by Takeda and Wako in view of the Federal Patent Court’s decision. It is uncertain when a decision of the appeal court in the ‘065 patent case will be rendered.

Under agreements QLT USA entered into with MediGene and Astellas, QLT USA has provided certain indemnities to MediGene and Astellas including indemnities covering certain losses relating to infringement of a third party’s proprietary rights on and subject to the terms of those agreements.

(b) Patent Litigation with MEEI; MGH Matters

In April 2000, Massachusetts Eye and Ear Infirmary (“MEEI”) filed a civil suit against QLT in the United States District Court (the “Court”) for the District of Massachusetts seeking to establish exclusive rights for MEEI as the owner of certain inventions relating to the use of verteporfin (the active pharmaceutical ingredient in Visudyne) as the photoactive agent in the treatment of certain eye diseases including AMD.

In 2002, we moved for summary judgment against MEEI on all eight counts of MEEI’s complaint. The Court granted our motion, dismissing all of MEEI’s claims.

MEEI appealed the decision of the Court to the United States Court of Appeals for the First Circuit. In a decision dated June 15, 2005, the United States Court of Appeals for the First Circuit upheld the dismissal of five of MEEI’s eight claims and remanded to the Court for further proceedings concerning three of MEEI’s claims (unjust enrichment, unfair trade practices and misappropriation of trade secrets). In 2006, MEEI’s three remaining claims were remanded to the Court for further proceedings.

On November 6, 2006, a federal jury found QLT liable under Massachusetts state law for unjust enrichment and unfair trade practices and determined that we should pay MEEI 3.01% of net sales of Visudyne worldwide. On July 18, 2007, the Court entered a final judgment in which it found that we were liable under Massachusetts state law for unfair trade practices, but that such violation was not knowing or wilful, and determined that we should pay to MEEI 3.01% of past, present and future worldwide Visudyne sales. The Court also awarded interest at the Massachusetts statutory rate of 12% on the amounts as they would have become payable, from April 24, 2000. The Court also awarded MEEI its legal fees in an amount of $14.1 million, to which will be applied a reduction of $3 million previously agreed to by MEEI. The Court dismissed MEEI’s claim for misappropriation of trade secrets and, having found that the claim of unjust enrichment was not triable to a jury, also dismissed MEEI’s claim to unjust enrichment.

QLT has filed an appeal of the verdict and oral arguments were heard by the United States Court of Appeals for the First Circuit on September 9, 2008. In order to stay execution and enforcement of the judgment pending appeal, QLT posted an appeal bond in the amount of approximately $118.8 million (which is the amount of the judgment plus 10%), as required by the Court, and QLT may be required to provide additional cash security in the amount of the damages accrued and accruing under the judgment. We expect a decision by the appellate court within the next four to six months, although it may take longer.

U.S. patent no. 5,789,349 (the “ ‘349 patent”), which is the subject of this litigation, is co-owned by QLT, Massachusetts General Hospital (or “MGH”) and MEEI. QLT entered into an exclusive license with MGH for its rights under the ‘349 patent in return for a royalty equal to 0.5% of net sales of Visudyne in the United States and Canada. Under the license agreement with MGH, if QLT concludes a license agreement with MEEI for rights under the ‘349 patent and continuation patents which includes payment of royalties and other compensation to MEEI that are more favourable than are contained in the license agreement with MGH, then as of the effective date of such more favourable royalties or compensation to MEEI, the license agreement with MGH shall be revised to the same rate as paid under the agreement with MEEI.

MGH has advised QLT that it believes that as a result of the MEEI judgment, MGH is entitled to be paid the same royalties or other compensation as MEEI or alternatively that we provide security for such payment pending the outcome of our appeal. We have advised MGH that we do not believe the outcome of our litigation with MEEI falls within the scope of our license agreement with MGH, and that the outcome of the litigation gives MGH no basis for seeking security or payment.

(c) Effect of the Eligard and MEEI/MGH Litigation

The final outcome of the German Eligard patent litigation is not presently determinable or estimable and accordingly, no amounts have been accrued. There can be no assurance that the matter will finally be resolved in favour of QLT USA’s German licensees of Eligard or in our favour. The outcome could materially affect the market price of our shares, either positively or negatively.

We will continue to pursue the MEEI litigation throughout the term of the Offer. Although we will strictly comply with all disclosure obligations applicable to us, it is possible that positive or negative developments in the litigation may not mature to the point of disclosure until after the Offer has expired.

The MEEI litigation could be resolved favourably or unfavourably. We believe that our position on the scope of our obligations to MGH is correct, and hence that, regardless of the outcome of the litigation with MEEI, we will not owe MGH additional payments. However, because this matter may be the subject of litigation and the outcome of any litigation is uncertain, we can give no assurances of the result and an adverse outcome could have a material adverse impact on our financial condition. If such an outcome were to occur during or after the Expiration Date of this Offer, it could materially affect the market price of our Shares, either positively or negatively, and could increase or decrease the market price to an amount greater or less than the Purchase Price to be paid under this Offer.

Shareholders are urged to carefully consider the risks associated with tendering, or not tendering, to the Offer in light of the risks associated with the outstanding litigation.

5.	Financial Statements

The audited annual consolidated financial statements of QLT for the year-ended December 31, 2007 have previously been mailed to Shareholders. The unaudited interim consolidated financial statements of QLT for the nine-month period ended September 30, 2008 have previously been mailed to Shareholders who have requested such statements from the Company. Upon request, QLT will provide, without charge, to each person who receives the Offer, a copy of QLT’s interim financial statements for the nine-month period ended September 30, 2008. Please direct requests for copies to the Company at 887 Great Northern Way, Suite 101, Vancouver, British Columbia, Canada, V5T 4T5, Attention: Investor Relations; telephone: (604) 707-7000.

6.	Price Range of Shares

Trading of Shares on Principal Markets.  The Shares are listed on the TSX and NASDAQ under the symbol “QLT” and “QLTI”, respectively.

The following table sets forth the high and low closing sales prices per Share and the volumes of Shares traded on the TSX and NASDAQ, respectively, as compiled from published financial sources for each month and quarter from October 2006:

	TSX			NASDAQ
Month	High (Cdn$)	Low (Cdn$)	Volume	High($)	Low($)	Volume

October 2006	9.79	8.00	5,011,400	8.71	7.33	25,779,400
November 2006	10.48	9.09	4,573,200	9.00	8.05	17,421,100
December 2006	10.47	9.60	2,572,800	9.10	8.35	11,919,700
Fourth Quarter of 2006	10.48	8.00	12,157,400	9.10	7.33	55,120,200
January 2007	11.15	9.63	2,697,400	9.46	8.19	16,505,400
February 2007	11.67	9.81	2,520,400	9.92	8.40	13,491,600
March 2007	10.10	8.96	1,736,100	8.58	7.75	7,188,600
First Quarter of 2007	11.67	8.96	6,953,900	9.92	7.75	37,185,600
April 2007	9.16	7.35	3,255,300	7.99	6.64	11,973,000
May 2007	8.79	7.37	5,167,600	8.00	6.66	25,199,100
June 2007	8.68	7.72	2,363,200	8.20	7.26	18,529,500
Second Quarter of 2007	9.16	7.35	10,786,100	8.20	6.64	55,701,600
July 2007	8.04	6.97	3,228,500	7.63	6.55	21,095,600
August 2007	7.15	5.52	4,368,200	6.70	5.23	83,831,200
September 2007	6.26	5.38	1,065,200	6.00	5.26	28,535,200

	TSX			NASDAQ
Month	High (Cdn$)	Low (Cdn$)	Volume	High($)	Low($)	Volume

Third Quarter of 2007	8.04	5.38	8,661,900	7.63	5.23	133,462,000
October 2007	5.80	4.05	3,017,200	5.80	4.20	14,667,100
November 2007	5.01	3.44	4,203,000	5.02	3.51	20,196,000
December 2007	5.19	4.22	3,493,500	5.18	4.27	13,176,900
Fourth Quarter of 2007	5.80	3.44	10,713,700	5.80	3.51	48,040,000
January 2008	4.85	3.00	2,864,600	4.60	3.20	10,802,500
February 2008	3.94	3.00	1,128,100	3.97	3.02	11,565,600
March 2008	3.87	2.32	3,319,500	3.80	2.42	14,901,000
First Quarter of 2008	4.85	2.32	7,312,200	4.60	2.42	37,269,100
April 2008	4.09	3.55	845,800	4.00	3.45	9,472,800
May 2008	4.03	3.40	515,100	3.97	3.47	9,991,000
June 2008	4.20	3.44	920,200	4.15	3.40	6,500,800
Second Quarter of 2008	4.20	3.40	2,281,100	4.15	3.40	25,964,600
July 2008	4.08	3.25	1,279,600	4.00	3.25	5,701,300
August 2008	4.22	3.74	1,127,400	4.00	3.48	5,889,700
September 2008	4.39	3.26	1,071,100	4.09	3.09	7,620,100
Third Quarter of 2008	4.39	3.25	3,478,100	4.09	3.09	19,211,100
October 2008	3.71	2.26	1,668,900	3.50	1.75	12,417,500
November 2008	3.20	2.13	1,719,000	2.60	1.69	13,720,000

On November 28, 2008, the last trading day prior to the date of the announcement by QLT of the approval of the Board of Directors of the Offer, the closing price of the Shares on the TSX and NASDAQ was Cdn$2.60 and US$1.90, respectively.

Shareholders are urged to obtain current market quotations for the Shares.

7.	Dividend Policy

The Company has not declared or paid any dividends on the Shares since inception. The Company does not anticipate paying dividends in the foreseeable future.

8.	Previous Distributions and Purchases of Securities

Previous Distribution of Shares.  During the five years preceding the Offer, the Company has completed the following distributions of Shares:

Shares Issued in Connection with Certain Transactions.  In connection with QLT’s acquisition on November 19, 2004 of Atrix Laboratories, Inc. (“Atrix”), QLT issued 22.3 million Shares valued at $19.57 per Share (being the average of the closing price of the Shares for the period two business days before through two business days after June 14, 2004, the announcement date of the acquisition) for aggregate proceeds of $436.1 million.

In connection with the acquisition of Atrix, on November 19, 2004, QLT assumed an outstanding warrant entitling the holder to purchase up to 1,000,000 Shares at a net exercise price of $3.39 per Share. The warrant was exercised in full into 1,000,000 Shares in January 2005.

Shares Issued Upon the Exercise of Stock Options.  The table below indicates the number of Shares that were issued by the Company during the five fiscal years ended December 31, 2003 to 2007, and from January 1, 2008 up to the date preceding the date of the Offer upon the exercise of stock options.

QLT Shares Issued Pursuant to QLT Stock Option Plans

		Average Exercise	Aggregate Proceeds
	Number of	Price per	Received by
Fiscal Year	Shares Issued	Share (Cdn$)	Company (Cdn$)

2008 (to December 1)	—	—	—
2007	30,632	8.37	256,445
2006	2,153	7.87	16,951
2005	16,944	13.09	221,862
2004	709,696	26.06	18,492,348
2003	484,274	11.39	5,514,701

QLT Shares Issued Pursuant to QLT USA Stock Option Plans

		Average Exercise	Aggregate Proceeds
	Number of	Price per	Received by
Fiscal Year	Shares Issued	Share (US$)	Company (US$)

2008 (to December 1)	—	—	—
2007	150,716	6.89	1,038,588
2006	125,146	6.38	798,934
2005	1,287,565	7.22	9,296,264
2004(1)	136,023	9.14	1,243,150

(1)	Since the November 19, 2004 acquisition of Atrix (now QLT USA).

Previous Purchases of Shares.  On April 28, 2005, the Company announced that the TSX had accepted a normal course issuer bid giving it the right to purchase up to $50 million of its outstanding Shares over a two-year period. In December, 2005 the Company increased the amount that could be purchased to $100 million of its Shares over a two-year period ending May, 2007. The Share purchases were effected in the open market through the facilities of the TSX and NASDAQ. Cumulative purchases under this program from May 2005 to July 2006 totaled approximately 6.3 million Shares at an average price of $8.20, for a total cost of $51.3 million. The Company terminated the bid on July 27, 2006 as a result of its decision to proceed with the 2006 Offer (as hereinafter defined).

In September 2006, the Company completed a modified “Dutch Auction” tender offer (the “2006 Offer”), purchasing an aggregate of 13 million Shares at a price of $8.00 per Share for a total cost of $104 million. The Shares represented approximately 14.7% of the issued and outstanding Shares on September 8, 2006. Merrill Lynch & Co. and BMO Capital Markets acted as the dealer managers for the 2006 Offer.

In June 2007, the Company announced that the TSX had accepted a normal course issuer bid giving it the right to purchase up to $50 million of its outstanding Shares, or up to 5.7 million Shares, over a 12-month period commencing on June 11, 2007. The normal course bid expired in June 2008. Cumulative purchases under this bid between June 11, 2007 and December 31, 2007 were 0.75 million Shares at an average price of $7.82, for a total cost of $5.9 million. There were no Shares repurchased in 2008. The Share purchases were made under a normal course issuer bid in the open market through the facilities of the TSX or NASDAQ.

9.	Interest of Directors and Officers and Transactions and Arrangements Concerning Shares

Interest of Directors and Officers.  Except as set forth in the Offer, neither the Company nor, to the Company’s knowledge, any of its officers or directors or any of the officers or directors of its subsidiaries, is a party to any contract, arrangement or understanding, formal or informal, with any security holder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Company, nor are there any contracts or arrangements made or proposed to be made between the Company and any of its directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

Except as disclosed herein, neither the Company nor, to the Company’s knowledge, any of its officers or directors has current plans or proposals which relate to, or would result in: any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, a liquidation, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company has disclosed its interest in selling its Eligard assets and from time to time may consider various acquisition or divestiture opportunities and corporate restructurings involving those assets), the purchase of a material amount of assets, any plans to change any material term of the employment contract of any executive officer, any material change in its indebtedness, dividend policy or capitalization, any other material change in its business or corporate structure, any change in its constating documents or other actions that could impede the acquisition of control of the Company, any class of equity securities of the Company to be delisted from the TSX or cease to be quoted in NASDAQ, any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act, the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, or any actions similar to any of the foregoing.

On an ongoing basis the Company meets with qualified individuals whose skills or experience may be an asset to the Company and who are interested in becoming directors. The composition of the Board of Directors (including the number of directors) may change as a result of new directors being added and/or existing directors resigning. Neither the Company, nor, to the Company’s knowledge, any of its officers or directors has current plans or proposals relating to a material change in its present Board of Directors or management.

Ownership of the Shares of the Company.  To the knowledge of the Company, after reasonable inquiry, the following table indicates, as at November 28, 2008, except as otherwise indicated, the number of securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and officer of the Company and their respective associates and affiliates and holders of over 10% of the Shares. The following table does not include Director Deferred Share Units (or “DSUs”) granted to the Company’s non-employee directors since March 2005 pursuant to the Director Deferred Share Unit Plan, because the DSUs are not convertible into Shares or other forms of equity of the Company. Details of the DSUs granted to the non-employee directors of the Company, and the terms of the Director Deferred Share Unit Plan, are set out in the Company’s information circular dated April 14, 2008 for the Company’s annual general meeting. QLT has attempted to contact the person who by public filing has indicated that it beneficially owns or exercises control or direction over more than 10% of the outstanding Shares, but that Shareholder did not indicate whether it would tender any Shares in the Offer.

					% of
					Outstanding		No. of
			% of		Shares		Options to	% Of
	Relationship with	No. of	Outstanding		After		Acquire	Outstanding
Directors(1)	Company	Shares(2)	Shares		Offer(3)		Shares(4)	Options(5)

Butchofsky, Robert L.	President, Chief Executive Officer and Director	90,497	0.12		0.17		1,235,000	23.2
Carter, Bruce	Director	Nil	—		—		Nil	—
Clarke, C. Boyd	Chairman and Director	37,000	0.05		0.07		10,000	0.2
Crossgrove, Peter A.	Director	30,000	0.04		0.05		10,000	0.2
Massey, Ian J.	Director	8,950	0.01		0.02		Nil	—
Wood, L. Jack	Director	25,000	0.03		0.05		10,000	0.2

Officers
Assaly, Dori	Assistant Corporate Secretary	Nil	—		—		55,000	1.0
Breeze, Jennifer	Corporate Secretary	Nil	—		—		69,500	1.3
Hao, Yong	Vice President, Development	Nil	—		—		132,000	2.5
Lupini, Linda M.	Senior Vice President, Human Resources and Organizational Development	500	0.00	(6)	0.00	(6)	365,000	6.9
Lussow, Alexander R.	Vice President, Business Development	Nil	—		—		265,000	5.0
Nelson, Cameron R.	Vice President, Finance and Chief Financial Officer	12,000	0.02		0.02		413,400	7.8
Holders of Over 10%
Mackenzie Financial Corporation(7)	Holds in excess of 10% of the Shares	14,407,305	19.31		26.38		Nil	—

(1)	The business address of each director and officer above is c/o QLT Inc., 887 Great Northern Way, Suite 101, Vancouver, British Columbia, Canada, V5T 4T5. According to public filings, the business address of Mackenzie Financial Corporation is 150 Bloor Street West, Suite 400, Toronto, Ontario, Canada, M5S 3B5.

(2)	Does not include Deferred Share Units, which are issued pursuant to QLT’s Directors’ Deferred Share Unit Plan and disclosed in QLT’s information circular dated April 14, 2008.

(3)	Assuming the Purchase Price is determined to be $2.50, 20 million shares are purchased pursuant to the Offer and no options are exercised. Assuming the Purchase Price is determined to be $2.20, approximately 22.7 million are purchased pursuant to the Offer, and no options are exercised, all percentages remain the same except for Mackenzie Financial Corporation which would then own 27.75% of the outstanding Shares and Peter A. Crossgrove who would then own 0.06% of the outstanding Shares.

(4)	Includes both vested and unvested options.

(5)	Based upon options issued and outstanding as of November 28, 2008 to purchase 5,328,911 Shares.

(6)	Less than 0.01%

(7)	Assuming Mackenzie Financial Corporation does not tender any of its Shares to the Offer and assuming at least approximately 2.6 million Shares are purchased under the Offer, Mackenzie Financial Corporation will become a “control person” (as such term is defined in applicable Canadian securities laws) of QLT.

As of November 28, 2008, all directors and senior officers of QLT as a group beneficially owned or exercised control or direction over an aggregate of 203,947 Shares or approximately 0.27% of the outstanding Shares. To the knowledge of the directors and officers of the Company and based on publicly available information, the only shareholder that currently holds greater than 10% of the Shares is Mackenzie Financial Corporation, which holds 14,407,305 Shares, representing approximately 19.31% of the outstanding Shares.

10.	Contracts, Arrangements or Understandings with Shareholders

There are no contracts, arrangements or understandings, formal or informal, between the Company and any Shareholder with respect to the Offer or any person or company with respect to any securities of the Company in relation to the Offer. The Company, after reasonable inquiry, is unaware of the intentions of any “interested party” (as such term is defined in MI 61-101) to accept or not to accept the Offer.

11.	Commitments to Acquire Shares

QLT has no commitments to purchase Shares, other than pursuant to the Offer. To the knowledge of the Company, after reasonable inquiry, no person or company named under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares — Ownership of the Shares of the Company” has any commitment to acquire Shares. QLT has attempted to contact the person who by public filing has indicated that it beneficially owns or exercises control or direction over more than 10% of the outstanding Shares, but that Shareholder did not indicate whether it would tender any Shares in the Offer.

12.	Benefits from the Offer

No person or company named under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares — Ownership of the Shares of the Company” will receive any direct or indirect benefit from accepting or not accepting the Offer.

13.	Material Changes in the Affairs of the Company

Other than as disclosed in the Circular and Offer to Purchase, the directors and officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company, or of any material changes that have occurred since November 7, 2008, the filing date of the most recent interim consolidated financial statements of the Company.

Notwithstanding the foregoing, developments in outstanding litigation to which the Company or QLT USA is subject may constitute a material change in the affairs of QLT. Shareholders are urged to carefully consider the effect of such litigation on the Offer. See “What is the Effect of Outstanding Litigation on This Offer” in the Summary Term Sheet section of the Offer and Section 4 of the Circular — “Outstanding Litigation”.

14.	Intention to Deposit Shares

To the knowledge of management of the Company after reasonable inquiry, no person named in the table under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares” intends to deposit Shares under the Offer. QLT has attempted to contact the person who by public filing has indicated that it beneficially owns or exercises control or direction over more than 10% of the outstanding Shares, but that Shareholder did not indicate whether it would tender any Shares in the Offer.

15.	Prior Valuations

To the knowledge of the Company and its directors and officers, after reasonable inquiry, no prior valuation (as such term is defined in MI 61-101) regarding the Company, its securities or its material assets has been prepared within the 24 months preceding the date hereof.

16.	Income Tax Considerations

The summary in this Section 16 is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Shareholder and no representation is made with respect to the income tax consequences to any particular Shareholder. Due to the general nature of this summary, the income tax consequences described below may not apply to certain taxpayers, such as financial institutions, who may have their own unique income tax concerns. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a sale of Shares pursuant to the Offer by a Shareholder who holds such Shares as capital property, is not affiliated with the Company and deals at arm’s length with the Company, all within the meaning of the Tax Act. Shares will be considered to be capital property to a Shareholder provided that the Shareholder does not hold the Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them as an adventure in the nature of trade. Certain Shareholders, including financial institutions and registered securities dealers, are generally precluded from treating Shares as capital property. Certain Shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Shares and every “Canadian security” as defined in the Tax Act, owned by such Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. This summary is not applicable to a Shareholder which (i) is a “financial institution” as defined in the Tax Act for purposes of the mark-to-market rules, (ii) that has elected to have the “functional currency” reporting rules in the Tax Act apply to it, and (iii) an interest in which would be a “tax shelter investment” as defined in the Tax Act. This summary is also not applicable to a Shareholder who is an individual and who acquired Shares as a result of the exercise of stock options granted because of such Shareholder’s employment with the Company. Such Shareholders should consult their own tax advisors.

This summary is not applicable to Shareholders that are “specified financial institutions” or “restricted financial institutions” for the purposes of the Tax Act and such Shareholders should consult their own tax advisors with respect to their particular circumstances and should refer to all the terms of the Offer and all the information in this Circular.

This summary is based on the provisions of the Tax Act as of the date hereof, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof, and the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary is not exhaustive of all Canadian federal income tax considerations. Except as referred to above, this summary does not take into account or anticipate changes in income tax law or administrative practice, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.

This summary assumes that at all relevant times the Shares will be listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX).

Residents of Canada

This part of the summary applies to Shareholders who are (i) resident or deemed to be resident in Canada for purposes of the Tax Act and any relevant treaty or convention; and (ii) not exempt from tax under Part I of the Tax Act.

Shareholders Resident in Canada.  Generally, Shareholders resident in Canada who sell Shares to the Company pursuant to the Offer will (subject to the potential application of subsection 55(2) of the Tax Act to corporate Shareholders) be deemed to receive a taxable dividend (on a separate class of Shares comprising the Shares so sold by all Shareholders) equal to the excess, if any, of the amount paid by the Company for the Shares over their paid-up capital for income tax purposes. However, the Company estimates (based on the current expected Canadian-US dollar exchange rate on the Expiration Date) that on the Expiration Date the paid-up capital per Share will be greater than the Purchase Price paid by the Company for each Share. The discussion that follows assumes the paid-up capital per share exceeds the Purchase Price and accordingly no deemed dividend arises on the purchase of the Shares by the Company.

Shareholders who sell their Shares to the Company pursuant to the Offer will also be considered to have disposed of their Shares for proceeds of disposition equal to the Purchase Price paid by the Company. The Shareholder will realize a capital loss (gain) on disposition of the Shares equal to the amount by which the Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Shareholder of the Shares sold to the Company pursuant to the Offer. Under the Tax Act, one-half of any capital loss (gain) realized by a Shareholder represents an allowable capital loss (taxable capital gain). A taxable capital gain must be included in the Shareholder’s income. Allowable capital losses may be deducted only against taxable capital gains in the year in which such allowable capital losses are realized subject to and in accordance with the provisions of the Tax Act. Any remaining allowable capital losses may generally be applied to reduce taxable capital gains realized by the Shareholder in the three preceding and in all subsequent tax years in accordance with the provisions of the Tax Act in that regard.

An individual Shareholder (other than a trust) who has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the “superficial loss” rules of the Tax Act. This would happen if the individual Shareholder or a person affiliated with the Shareholder has acquired additional Shares in a period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer and such additional Shares are owned by such Shareholder or person affiliated with such Shareholder at the end of such period. If these rules apply, all or a portion of the loss realized is deemed to be nil and the amount of the loss denied is added to the cost of the additional Shares purchased. Shareholders are urged to consult with their own tax advisors with respect to the “superficial loss” rules.

Individual Shareholders (including certain trusts) who realize a capital gain as a result of a sale of Shares under the Offer should consult their own tax advisors with respect to the “alternative minimum tax” rules set out in the Tax Act.

For purposes of the Tax Act, a Shareholder’s adjusted cost base and proceeds of disposition must be converted into Canadian dollars based upon the Bank of Canada’s United States-Canadian dollar noon exchange rate applicable to the effective date of the related acquisition or disposition, as the case may be.

A corporate Shareholder that has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the Tax Act. This would happen if the corporate Shareholder or a person affiliated with the Shareholder has acquired additional Shares in a period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer and such additional Shares are owned by such Shareholder or person affiliated with such Shareholder at the end of such period. If these rules apply, all or a portion of the loss realized is deemed to be nil and the amount of the loss denied may only be utilized as allowed under the Tax Act. Trusts are subject to similar loss denial rules in such circumstances. The loss denied to a trust may only be utilized as allowed under the Tax Act.

In the case of a Shareholder that is a corporation, trust or partnership, the amount of any capital loss otherwise determined resulting from the disposition of Shares may be reduced by the amount of dividends previously received (or deemed to be received) on such Shares to the extent and under the circumstances prescribed under the Tax Act.

A Shareholder that is a Canadian-controlled private corporation throughout the year (as defined in the Tax Act) may be liable to pay additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains.

Non-Canadian Holders

This portion of the summary applies to a Shareholder who, for purposes of the Tax Act or any applicable convention or tax treaty, is not resident or deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, such Shares in connection with carrying on a business in Canada, has not, either alone or in combination with persons with whom the Shareholder does not deal at arm’s length, owned or had an interest in 25% or more of the issued shares of any class or series of the capital stock of the Company at any time within 60 months preceding the sale of the Shares under the Offer, in the case of a Shareholder who has ceased to be resident in Canada, has not elected under the Tax Act to treat such Shares as taxable Canadian property, whose Shares are not otherwise deemed to be taxable Canadian property and, in the case of a Shareholder that carries on an insurance business in Canada and elsewhere, establishes that the Shares are not effectively connected with its Canadian insurance business (in each case, a “Non-Canadian Holder”).

The discussion that follows assumes the paid-up capital per share exceeds the Purchase Price and accordingly no deemed dividend arises on the purchase of the Shares by the Company.

A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares under the Offer and no Canadian withholding tax is exigible on the Purchase Price paid by the Company for the shares.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes the material U.S. federal income tax consequences relevant to U.S. Holders (as defined below) who tender and sell Shares to the Company pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and proposed U.S. Treasury regulations, administrative rulings, and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or that any such contrary position would not be sustained by a court.

This discussion is limited to U.S. Holders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the potential U.S. federal income tax consequences that may be relevant to a particular U.S. Holder in light of such U.S. Holder’s particular circumstances. In addition, this discussion does not address U.S. federal income tax considerations applicable to U.S. Holders that are subject to special treatment under U.S. federal income tax law, including, without limitation:

•	banks,

•	certain financial institutions,

•	regulated investment companies,

•	dealers in securities or currencies,

•	traders in securities that mark-to-market,

•	U.S. Holders that hold their Shares as part of a constructive sale, hedge, straddle, conversion or other integrated transaction or risk-reduction strategy,

•	insurance companies,

•	tax-exempt entities,

•	U.S. Holders that own 10% or more of the Company’s stock by vote or value (directly, indirectly or by attribution),

•	U.S. Holders who acquired their Shares in connection with a stock option plan or in any other compensatory transaction,

•	U.S. Holders subject to the alternative minimum tax,

•	U.S. Holders that have a “functional currency” other than the U.S. dollar,

•	U.S. Holders that hold their Shares through a partnership or other pass-through entity, and

•	U.S. Holders that are U.S. expatriates.

Shareholders that are subject to special treatment or that are not U.S. Holders may be subject to different tax consequences, including different information reporting and withholding consequences, and are urged to consult their own tax advisors.

In addition, this summary does not discuss any aspect of U.S. state and local tax laws or non-U.S. tax laws that may be applicable to any U.S. Holder, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

This summary is of a general nature only and is not intended for non-U.S. Holders. Furthermore, it is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular U.S. Holder. U.S. Holders are urged to consult their own tax advisors as to the tax consequences in their particular circumstances.

Except as otherwise set forth below, and subject to the qualifications noted above, the following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. A “U.S. Holder” is a Shareholder that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any U.S. state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of the income’s source; or

•	a trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined under Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions; or (b) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership (or other entity taxable as a partnership) may depend on both the partnership’s and the partner’s status. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisors.

Passive Foreign Investment Company.  Special U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). The Company believes, but cannot offer any assurance, that it was classified as a PFIC for one or more taxable years prior to 2000, and that it was not a PFIC during any of the taxable years from the taxable year ending December 31, 2000 through the taxable year ending December 31, 2007. The Company further believes that it may be a PFIC for the taxable year ending December 31, 2008, which would significantly impact the U.S. federal income tax consequences to U.S. Holders. The Company is uncertain regarding its potential PFIC status for the taxable year ending December 31, 2009. The Company’s actual PFIC status for a given taxable year will not be determinable until the close of such year and, accordingly, no assurances can be given regarding the Company’s PFIC status in 2008 or any future year.

A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either 75% or more of its gross income is “passive income” (the “income test”) or 50% or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets.

A U.S. Holder who held Shares while the Company was a PFIC (because either the Company is a PFIC in 2008 or the Company was previously a PFIC for any year during the period that such U.S. Holder held Shares) may be subject to increased tax liability upon the sale, exchange or other disposition of the Shares or upon the receipt of certain distributions, regardless of whether the Company is a PFIC in the year in which such disposition or distribution occurs (i.e., 2009). However, these adverse tax consequences will not apply, in whole or in part, if (i) a U.S. Holder timely filed and maintained (and in certain cases, continues to maintain), or timely files and maintains, as the case may be, a qualified electing fund (“QEF”) election to be taxed annually on the U.S. Holder’s pro rata portion of the Company’s earnings and profits, (ii) the U.S. Holder timely made or makes, as the case may be, a mark-to-market election as described below or (iii) a U.S. Holder is eligible to make a “purging” election and timely does so, as described below. These adverse tax consequences include:

(a) An “excess distribution” generally is the excess of the amount a PFIC distributes to a shareholder during a taxable year over 125% of the average amount it distributed to the shareholder during the three preceding taxable years or, if shorter, the part of the shareholder’s holding period before the taxable year.

Distributions with respect to the Shares made by the Company during the taxable year to a U.S. Holder that are excess distributions must be allocated ratably to each day of the U.S. Holder’s holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which the Company was classified as a PFIC are included as ordinary income in a U.S. Holder’s gross income for that year. The amount allocated to each other prior taxable year is taxed as ordinary income at the highest tax rate in effect for the U.S. Holder in that prior year (without offset by any net operating loss for such year) and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes (the “special interest charge”).

(b) The entire amount of any gain realized upon the sale or other disposition of the Shares will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to the special interest charge described above.

A U.S. Holder of stock in a PFIC may make a QEF election with respect to such PFIC to elect out of the tax treatment discussed above. Generally, a QEF election, on IRS Form 8621, should be made with the filing of a U.S. Holder’s U.S. federal income tax return for the first taxable year for which both (i) the U.S. Holder holds Shares of the Company and (ii) the Company was a PFIC. A U.S. Holder who timely makes a valid QEF election with respect to a PFIC will generally include in gross income for a taxable year (i) as ordinary income, such holder’s pro rata share of the corporation’s ordinary earnings for the taxable year, and (ii) as long-term capital gain, such holder’s pro rata share of the corporation’s net capital gain for the taxable year, regardless of whether the U.S. Holder tenders any Shares in the Offer. However, the QEF election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. The Company will provide, upon request, all information and documentation that a U.S. Holder making a QEF election is required to obtain for U.S. federal income tax purposes (e.g., the U.S. Holder’s pro rata share of ordinary income and net capital gain, and a “PFIC Annual Information Statement” as described in applicable U.S. Treasury regulations).

If the Company is a PFIC for any year during which a U.S. Holder holds Shares, but the Company ceases in a subsequent year to be a PFIC (which could occur, for example, if the Company is a PFIC for 2008 but is not a PFIC for 2009), then a U.S. Holder can make a “purging” election, in the form of a deemed sale election, for such subsequent year in order to avoid the adverse PFIC tax treatment described above that would otherwise continue to apply because of the Company having previously been a PFIC. If such election is timely made, the U.S. Holder would be deemed to have sold the Shares held by the holder at their fair market value, and any gain from such deemed sale would be taxed as an excess distribution (as described above). The basis of the Shares would be increased by the gain recognized, and a new holding period would begin for the Shares for purposes of the PFIC rules. The U.S. Holder would not recognize any loss incurred on the deemed sale, and such a loss would not result in a reduction in basis of the Shares. After the deemed sale election, the U.S. Holder’s Shares with respect to which the deemed sale election was made would not be treated as shares in a PFIC, unless the Company subsequently becomes a PFIC. A U.S. Holder may also be able to make a deemed sale election with respect to the Company’s subsidiaries that are PFICs, if any. The rules regarding deemed sale elections are very complex. U.S. Holders are strongly urged to consult their tax advisors about the deemed sale election with regard to the Company and any subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the adverse PFIC tax treatment discussed above. If a U.S. Holder makes a mark-to-market election for the shares, the holder will include in income each year an amount equal to the excess, if any, of the fair market value of the shares as of the close of the holder’s taxable year over the holder’s adjusted basis in such shares. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the shares included in the holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the shares, as well as to any loss realized on the actual sale or disposition of the shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such shares. A U.S. Holder’s basis in the shares will be adjusted to reflect any such income or loss amounts. However, the special interest charge and related adverse tax consequences described above for non-

electing holders may continue to apply on a limited basis if the U.S. Holder makes the mark-to-market election after such holder’s holding period for the Shares has begun.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Shares are listed on the TSX and quoted on NASDAQ, each of which constitutes a “qualified exchange” under applicable U.S. Treasury regulations. U.S. Holders of shares are urged to consult their tax advisors as to whether the shares would qualify for the mark-to-market election.

To the extent any of the Company’s subsidiaries is also a PFIC, a U.S. Holder will also be deemed to own shares in such lower-tier PFIC and could incur liability for the deferred tax and special interest charge described above if either (i) the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or (ii) the U.S. Holder disposes of all or part of such holder’s Shares. In addition, the mark-to-market election cannot be made for a subsidiary of a PFIC if the stock of such subsidiary is not itself marketable stock.

If a U.S. Holder holds Shares in any year in which the Company is a PFIC, the holder will be required to file IRS Form 8621 regarding distributions received on the Shares and any gain realized on the disposition of the Shares, as well as to make or maintain certain elections reportable on Form 8621.

The applicability and consequences of the PFIC rules are exceedingly complex. Accordingly, U.S. Holders are strongly urged to consult their tax advisors regarding the application of the PFIC rules to the Offer.

The remainder of this summary assumes that the Company is a PFIC in 2008 and hence that U.S. Holders are subject to the preceding discussion of the PFIC rules.

U.S. Holders Who Receive Cash Pursuant to the Offer.  An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. If a U.S. Holder tenders and exchanges Shares for cash pursuant to the Offer, such transaction will be treated either as a “sale or exchange” of the Shares by such U.S. Holder or as a “distribution” by the Company in respect of such U.S. Holder’s Shares. As described below, the specific treatment will depend, in part, upon the U.S. Holder’s particular circumstances.

Sale or Exchange of Shares.  The receipt of cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange:

•	results in a “complete redemption” of the U.S. Holder’s stock interest in the Company under Section 302(b)(3) of the Code.

•	is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code.

In determining whether any of these tests (the “Section 302 tests”) has been met, a U.S. Holder must take into account not only Shares the holder actually owns, but also shares the holder constructively owns within the meaning of Section 318 of the Code.

A U.S. Holder will satisfy the “not essentially equivalent to a dividend” test if the transaction results in a “meaningful reduction” in the holder’s stock interest in the Company. Whether the receipt of cash by a U.S. Holder will result in a meaningful reduction of the holder’s proportionate interest will depend on the holder’s particular facts and circumstances. If, however, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in the holder’s proportionate interest in the Company (including any Shares constructively owned), the holder should generally be regarded as having suffered a meaningful reduction in the holder’s interest in the Company.

Satisfaction of the “complete redemption” and “substantially disproportionate” tests is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A U.S. Holder will satisfy the “complete redemption” test if either (1) all of the Shares actually and constructively owned by the holder are exchanged pursuant to the Offer or (2) all of the Shares actually owned by the holder are exchanged pursuant to the Offer and the holder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Code. A U.S. Holder will satisfy the “substantially disproportionate” test if the percentage of the outstanding voting stock of the Company actually and constructively owned by the holder immediately following the exchange of Shares pursuant to the Offer (treating Shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the holder immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding), and immediately following the exchange the holder owns less than 50% of the total combined voting power of the Company.

Under certain circumstances, it may be possible for a tendering U.S. Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the U.S. Holder but that are not purchased pursuant to the Offer. Correspondingly, a U.S. Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the U.S. Holder or by a related party whose shares are constructively owned by the U.S. Holder. U.S. Holders are urged to consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

If the Offer is over-subscribed, the Company’s purchase of Shares deposited may be prorated. Thus, even if all the Shares actually and constructively owned by a U.S. Holder are deposited, it is possible that not all of the Shares will be purchased by the Company, which in turn may affect the U.S. Holder’s U.S. federal income tax consequences, in particular, the U.S. Holder’s ability to satisfy one of the Section 302 tests described above. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares,” which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by the Company if any Shares so tendered are purchased. Additionally, a tendering U.S. Holder may in the Letter of Transmittal or the Notice of Guaranteed Delivery designate the order of priority in which Shares are to be purchased in the event of pro-ration, should the U.S. Holder decide to do so for U.S. federal income tax reasons.

Tax Treatment of a “Sale or Exchange” of Shares.  If a U.S. Holder is treated under Section 302 of the Code as having engaged in a “sale or exchange” of such U.S. Holder’s Shares under any of the Section 302 tests described above, such U.S. Holder will recognize gain or loss equal to the difference between the amount realized by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to different treatment pursuant to the PFIC rules discussed above, any such gain or loss will be capital gain or loss and such capital gain or loss will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the sale. Such gain generally is treated as U.S. source gain for U.S. foreign tax credit limitation purposes.

Distribution in Respect of Shares.  If a U.S. Holder who sells Shares pursuant to this Offer is not treated under Section 302 of the Code as having engaged in a “sale or exchange” of such U.S. Holder’s Shares under any of the Section 302 tests described above, then the amount realized by such U.S. holder will be treated as a distribution by the Company in respect of such U.S. Holder’s Shares.

Tax Treatment of a Distribution in Respect of Shares.  Subject to different treatment pursuant to the PFIC rules discussed above, the distribution will be treated as a dividend, taxable as ordinary income, to the extent of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In general, to the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the holder’s tax basis in the holder’s Shares, and to the extent of any remaining portion in excess of such tax basis, the excess will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Shares for more than one year at the time of the exchange. However, under proposed U.S. Treasury regulations regarding the treatment of PFICs, a purchase of Shares by the Company pursuant to the Offer that does not satisfy any of the Section 302 tests and hence is treated as a distribution is in fact treated as a distribution in full for PFIC purposes regardless of whether there are any earnings and profits. A dividend received by a corporate U.S. Holder generally will not be eligible for a dividends-received deduction. In addition, because the Company is a PFIC, a dividend received by an individual U.S. Holder will not qualify for the 15% reduced maximum rate.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by the Company with respect to the Shares will constitute “passive category income” or, in the case of certain U.S. Holders, “general category income”.

Basis in Remaining Shares.  If, with respect to a U.S. Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by the Company with respect to such U.S. Holder’s Shares, such U.S. Holder’s tax basis in its remaining Shares generally will be increased by such U.S. Holder’s tax basis in the Shares tendered and sold pursuant to the Offer.

United States Federal Income Tax Backup Withholding and Information Reporting.  Proceeds from the sale, exchange or redemption of Shares may be subject to information reporting to the IRS. In addition, under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a holder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless (1) the holder or other payee provides a taxpayer identification number (employer identification number or social security number) to the payor and certifies under penalties of perjury that the number is correct or (2) another exemption applies. Therefore, each tendering U.S. Holder should complete and sign the IRS Form W-9 included in the Letter of Transmittal or the Notice of Guaranteed Delivery so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes that the holder is not subject to backup withholding. If the U.S. Holder does not provide the correct taxpayer identification number, such holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain “exempt recipients” (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Backup withholding is not an additional tax. The amount of backup withholding will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income taxes, may entitle such U.S. Holder to a refund or credit provided that the required information is furnished to the IRS in a timely manner.

THE FOREGOING GENERAL SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO U.S. HOLDERS PARTICIPATING IN THE OFFER, AND IT DOES NOT DESCRIBE ANY OTHER U.S. FEDERAL, STATE, LOCAL, OR ANY NON-U.S. TAX CONSIDERATIONS. AS INDICATED, THE SUMMARY IS NOT INTENDED TO CONSTITUTE TAX ADVICE TO ANY PARTICULAR U.S. HOLDER, AND U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND ANY NON-U.S. TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

17.	Legal Matters and Regulatory Approvals

QLT is not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by the Company’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Company pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Company currently contemplates that such approval will be sought or other action will be taken. QLT cannot predict whether it may determine that it must delay the acceptance for payment of Shares deposited pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business.

The Company has filed applications with certain securities regulatory authorities in Canada seeking exemptive relief from proportionate take up provisions contained in securities legislation of certain provinces in connection with the Offer. The Company has also filed an exemptive relief application with such securities regulatory authorities in Canada to permit it to extend the Offer without taking up Shares which have been deposited prior to the initial Expiration Date of the Offer in circumstances where all the terms and conditions of the Offer have been complied with or waived by the Company. Obtaining such exemptive relief is a condition of the Offer. See Section 7 of the Offer to Purchase — “Conditions of the Offer”.

The Company’s obligations under the Offer to take up and pay for Shares are subject to certain conditions. See Section 7 of the Offer to Purchase — “Conditions of the Offer”.

18.	Source of Funds

The Company will fund any purchases of Shares pursuant to the Offer from available cash on hand. Assuming the Offer is fully subscribed, the aggregate Purchase Price will be $50 million.

19.	Dealer Managers

Goldman Sachs and BMO Capital Markets have been retained to serve as dealer managers of the Offer. In addition, BMO Capital Markets has been engaged by QLT to deliver a liquidity opinion in connection with the Offer and an opinion to the Board of Directors to the effect that the Purchase Price does not exceed the fair market value of a Share as of the Expiration Date, determined without reference to the Offer.

20.	Depository

QLT has appointed Computershare Investor Services Inc. to act as a depository for, among other things, (i) the receipt of certificates representing Shares and related Letters of Transmittal deposited under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth in Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”, (iii) the receipt from the Company of cash to be paid in consideration of the Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (iv) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders. The Depository may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

21.	Information Agent

QLT has appointed Georgeson Shareholder Communications Canada, Inc. to act as information agent with respect to the Offer. The Information Agent will assist with the mailing of the Offer to Purchase and Circular and related materials to Shareholders, respond to inquiries of and provide information to Shareholders in connection with the Offer and provide other similar advisory services as the Company may request from time to time. Requests for additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and any other required documents should be directed to the Information Agent at the address and telephone number set forth on the back cover of this Circular.

22.	Fees and Expenses

QLT has agreed to pay Goldman Sachs a fee for its dealer manager services. QLT has also agreed to pay BMO Capital Markets a fee for its services in connection with the Offer, including delivery of its opinion attached hereto as Schedule A and its dealer manager services. QLT has also agreed to reimburse Goldman Sachs and BMO Capital Markets for certain reasonable out-of-pocket expenses incurred in connection with their engagement, and to indemnify them against certain liabilities to which they may become subject as a result of their engagement.

The Depository will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws.

QLT will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The Information Agent will receive reasonable compensation for its services.

QLT is expected to incur expenses of approximately $2 million in connection with the Offer, which includes filing fees, advisory fees, legal, accounting, depository and printing fees.

23.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

CERTIFICATE

December 5, 2008

The Board of Directors of QLT Inc. (the “Company”) has approved the contents of the Offer to Purchase and the accompanying Circular dated December 5, 2008 and the delivery thereof to Shareholders. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Robert L. Butchofsky President and Chief Executive Officer	(Signed) Cameron R. Nelson Vice President, Finance and Chief Financial Officer

On behalf of the Board of Directors:

(Signed) C. Boyd Clarke Director and Chairman	(Signed) Peter A. Crossgrove Director

C-1

CONSENT OF BMO CAPITAL MARKETS

TO: The Board of Directors of QLT Inc.

We consent to the inclusion of our name and the reference to our liquidity opinion dated December 5, 2008 under “Circular — Purpose and Effect of the Offer” and to the inclusion of the text of our opinion in Schedule A to the Offer, which schedule is incorporated by reference into the Offer.

(Signed)
BMO Nesbitt Burns Inc.

December 5, 2008

C-2

SCHEDULE A

LIQUIDITY OPINION OF BMO CAPITAL MARKETS

December 5, 2008

The Board of Directors
QLT Inc.
887 Great Northern Way
Vancouver, British Columbia V5T 4T5

Dear Sirs/Mesdames:

BMO Nesbitt Burns Inc. (“BMO Capital Markets”) understands that QLT Inc. (the “Corporation”) intends to make a substantial issuer bid (the “Substantial Issuer Bid”) to acquire up to US$50 million of its Common Shares without par value (“Shares”) by way of a Dutch Auction at a price not in excess of US$2.50 nor less than US$2.20 per Share. As at November 28, 2008, there are 74,620,328 Shares issued and outstanding.

BMO Capital Markets also understands that the terms and conditions of the Substantial Issuer Bid will be set forth in an Offer to Purchase to be dated December 5, 2008 and an accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery to be issued by the Corporation (which together constitute the “Offer to Purchase”), drafts of which we have reviewed. Capitalized terms used in this document, unless otherwise defined herein, have the same meaning as used in the Offer to Purchase. Pursuant to the terms of the Offer to Purchase, shareholders of the Corporation can tender their Shares to the Corporation by means of Auction Tenders or Purchase Price Tenders.

BMO Capital Markets has been retained by the Corporation to act as financial advisor and a dealer manager (a “Dealer Manager”) in connection with the Substantial Issuer Bid and to provide an opinion (the “Opinion”) to the Corporation’s Board of Directors (the “Board”) as to whether, as of the date hereof, there is a liquid market for the Shares and whether it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of making of the Substantial Issuer Bid. This Opinion is being delivered to assist the Board in making its determination that the Offer to Purchase qualifies for the “liquid market” exemption from the valuation requirements of Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”). As financial advisor and a Dealer Manager, BMO Capital Markets is not independent of the Corporation in connection with the Substantial Issuer Bid for purposes of MI 61-101.

BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Corporation, including the Shares, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation or the Substantial Issuer Bid.

Engagement

BMO Capital Markets was formally engaged through an agreement between the Corporation and BMO Capital Markets. (the “Engagement Agreement”) dated effective as of November 28, 2008. The terms of the Engagement Agreement provide that BMO Capital Markets is to be paid a fee for its services thereunder, which fees are contingent on the completion of the Substantial Issuer Bid. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Corporation in certain circumstances. Subject to the terms of the Engagement Agreement, BMO Capital Markets consents to the inclusion of the Opinion in its entirety and a summary thereof in the Offer to Purchase to be mailed to the holders of Shares and to the filing thereof, as necessary, by the Corporation with the securities commissions or similar regulatory authorities in each province of Canada.

Credentials of BMO Capital Markets

BMO Capital Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion is the opinion of BMO Capital Markets, the form and content of which have been approved for release by a group of directors and other professionals of BMO Capital Markets, each of whom is experienced in merger, acquisition, divestiture, valuation and opinion matters.

Scope of Review

In connection with the Opinion, we have reviewed and relied upon or carried out, among other things, the following:

(i)	the most recent draft of the Offer to Purchase dated December 5, 2008;

(ii)	the daily trading activity, volumes and price history of the Shares on the NASDAQ Stock Market (“NASDAQ”) and the Toronto Stock Exchange (the “TSX”) as we determined necessary in order to provide the Opinion;

(iii)	the trading activity and volumes of shares of other companies listed on the NASDAQ and TSX as we determined necessary in order to provide the Opinion;

(iv)	the profile of the distribution and ownership of the Shares, to the extent publicly disclosed or provided to us by the Corporation;

(v)	the number of Shares issued and outstanding;

(vi)	the number of Shares proposed to be purchased under the Offer to Purchase relative to the number of freely tradeable Shares;

(vii)	the parameters outlined in MI 61-101 that quantify the basis on which a liquid market would be deemed to exist in respect of a class of securities;

(viii)	other public information with respect to the Corporation;

(ix)	discussions with senior management of the Corporation;

(x)	precedent issuer bids that we considered relevant; and

(xi)	such other information as we considered necessary or appropriate in the circumstances.

We have also conducted such additional analyses and investigations as we considered to be appropriate in the circumstances for the purpose of arriving at the Opinion.

Assumptions and Limitations

BMO Capital Markets has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Corporation and their consultants and advisors (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

The Opinion is rendered on the basis of securities market, economic, and general business and financial conditions prevailing as at the date hereof and conditions affecting the Corporation and the Shares as at the date hereof. In formulating the Opinion, BMO Capital Markets made several assumptions, including that all of the conditions required to implement the Substantial Issuer Bid, as set forth in the Offer to Purchase, will be met, that there will be no significant change in the terms of the Substantial Issuer Bid and that there will be no significant change in the holdings of Shares other than as a result of the Substantial Issuer Bid.

The Opinion has been provided to the Board for its use solely for determining the availability of an exemption from the formal valuation requirements of MI 61-101 and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of BMO Capital Markets. The Opinion is given as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to BMO Capital Markets’ attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, BMO Capital Markets reserves the right to change, modify or withdraw the Opinion.

BMO has not prepared a formal valuation of the Company or any of its securities or assets for the purposes of this Opinion and the Opinion should not be construed as such. The Opinion does not constitute an opinion regarding the fairness, from a financial point of view, of the consideration offered to the holders of Shares pursuant to the Offer to Purchase.

BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to any holder of Shares as to whether to tender their Shares to the Substantial Issuer Bid. In addition, for purposes of this Opinion we are not expressing any opinion as to the value of the Shares, or the prices at which the Shares will trade after completion of the Offer to Purchase.

For purposes of this Opinion the phrase “liquid market” has the meaning ascribed thereto in MI 61-101.

Conclusion

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion as at the date hereof that: (i) a liquid market for the Shares exists; and (ii) it is reasonable for the Board to conclude that, following the completion of the Substantial Issuer Bid in accordance with its terms, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid.

Yours very truly,

(Signed) BMO NESBITT BURNS INC.

The Letter of Transmittal or the Notice of Guaranteed Delivery, certificates for Shares and any other required documents must be sent or delivered by each depositing Shareholder or the depositing Shareholder’s broker, commercial bank, trust company or other nominee to the Depository at one of its addresses specified below.

THE DEPOSITORY FOR THE OFFER IS:

Computershare Investor Services Inc.

By Mail:		By Hand or Overnight Courier:
PO Box 7021	International Calls:	100 University Avenue
31 Adelaide Street East	1-514-982-7555	9th Floor
Toronto, Ontario M5C 3H2	Toll Free Number:	Toronto, Ontario M5J 2Y1
Attention: Corporate Actions	1-800-564-6253	Attention: Corporate Actions

Any questions or requests for assistance may be directed to the Depository at the addresses and telephone number specified above. Shareholders also may contact the Dealer Managers or their broker, commercial bank or trust company for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Manually executed photocopies of the Letter of Transmittal or the Notice of Guaranteed Delivery will be accepted.

THE DEALER MANAGERS FOR THE OFFER ARE:

In the United States:	In Canada:
Goldman, Sachs & Co.	BMO Capital Markets
Telephone: (212) 902-1000	Telephone: (604) 443-1443

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO
THE INFORMATION AGENT:

In Canada:	In the United States:
100 University Avenue	199 Water Street
11th Floor, South Tower	26th Floor
Toronto, Ontario	New York, New York
M5J 2Y1	100038

North American Toll Free Number: 1-866-733-9452

Banks and Brokers call collect: 1-212-806-6859